                                U.S. $50,000,000

                                CREDIT AGREEMENT


                            Dated as of May 31, 1996

                                      Among

                          HERITAGE MEDIA SERVICES, INC.

                                   as Borrower

                                       and

                            THE LENDERS PARTY THERETO

                                       and

                                 CITIBANK, N.A.

                             as Administrative Agent

                                       and

                           NATIONSBANK OF TEXAS, N.A.

                                       as

                               Documentation Agent

                       T A B L E   OF   C O N T E N T S

     SECTION                                                                PAGE

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

    1.1.  DEFINED TERMS    . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2.  COMPUTATION OF TIME PERIODS  . . . . . . . . . . . . . . . . . . .  21
    1.3.  ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . .  21
    1.4.  CERTAIN TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                   ARTICLE II

                         AMOUNTS AND TERMS OF THE LOANS

    2.1.  THE LOANS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    2.2.  MAKING THE LOANS . . . . . . . . . . . . . . . . . . . . . . . . .  21
    2.3.  FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
    2.4.  REDUCTION AND TERMINATION OF THE COMMITMENTS . . . . . . . . . . .  23
    2.5.  REPAYMENTS AND PREPAYMENTS . . . . . . . . . . . . . . . . . . . .  24
    2.6.  CONVERSION/CONTINUATION OPTION . . . . . . . . . . . . . . . . . .  24
    2.7.  INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    2.8.  INTEREST RATE DETERMINATION AND PROTECTION . . . . . . . . . . . .  25
    2.9.  INCREASED COSTS. . . . . . . . . . . . . . . . . . . . . . . . . .  26
    2.10. ILLEGALITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.11. CAPITAL ADEQUACY . . . . . . . . . . . . . . . . . . . . . . . . .  27
    2.12. PAYMENTS AND COMPUTATIONS. . . . . . . . . . . . . . . . . . . . .  28
    2.13. TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    2.14. SHARING OF PAYMENTS, ETC . . . . . . . . . . . . . . . . . . . . .  30

                                   ARTICLE III

                              CONDITIONS OF LENDING

    3.1.  CONDITIONS PRECEDENT TO INITIAL LOANS. . . . . . . . . . . . . . .  31
    3.2.  ADDITIONAL CONDITIONS PRECEDENT TO INITIAL LOANS . . . . . . . . .  32
    3.3.  CONDITIONS PRECEDENT TO EACH LOAN. . . . . . . . . . . . . . . . .  33

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

    4.1.  CORPORATE EXISTENCE; COMPLIANCE WITH LAW . . . . . . . . . . . . .  34

    4.2.  CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. . . . . .  35
    4.3.  TAXES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
    4.4.  FULL DISCLOSURE. . . . . . . . . . . . . . . . . . . . . . . . . .  37
    4.5.  FINANCIAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .  37
    4.6.  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
    4.7.  MARGIN REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . .  38
    4.8.  OWNERSHIP OF BORROWER; SUBSIDIARIES. . . . . . . . . . . . . . . .  39
    4.9.  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
    4.10. LIENS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    4.11. RELATED DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . .  41
    4.12. NO BURDENSOME RESTRICTIONS; NO DEFAULTS. . . . . . . . . . . . . .  41
    4.13. NO OTHER VENTURES. . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.14. INVESTMENT COMPANY ACT . . . . . . . . . . . . . . . . . . . . . .  42
    4.15. INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.16. LABOR MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    4.17. FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    4.18. USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . .  43
    4.19. ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .  43
    4.20. TRANSACTION COSTS AND FEES . . . . . . . . . . . . . . . . . . . .  43
    4.21. INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . .  43
    4.22. TITLE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
    4.23. CERTAIN INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . . . .  45
    4.24. RESTRICTED PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . .  45

                                    ARTICLE V

                               FINANCIAL COVENANTS

    5.1.  TOTAL DEBT TO EBITD RATIO. . . . . . . . . . . . . . . . . . . . .  45
    5.2.  TOTAL INTEREST COVERAGE RATIO. . . . . . . . . . . . . . . . . . .  46
    5.3.  TOTAL DEBT SERVICE RATIO . . . . . . . . . . . . . . . . . . . . .  46
    5.4.  CAPITAL EXPENDITURES . . . . . . . . . . . . . . . . . . . . . . .  46

                                   ARTICLE VI

                        ADDITIONAL AFFIRMATIVE COVENANTS

    6.1.  COMPLIANCE WITH LAWS, ETC. . . . . . . . . . . . . . . . . . . . .  47
    6.2.  CONDUCT OF BUSINESS. . . . . . . . . . . . . . . . . . . . . . . .  47
    6.3.  PAYMENT OF TAXES, ETC. . . . . . . . . . . . . . . . . . . . . . .  47
    6.4.  MAINTENANCE OF INSURANCE . . . . . . . . . . . . . . . . . . . . .  47
    6.5.  PRESERVATION OF CORPORATE EXISTENCE, ETC.. . . . . . . . . . . . .  47
    6.6.  ACCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

    6.7.  KEEPING OF BOOKS . . . . . . . . . . . . . . . . . . . . . . . . .  48
    6.8.  MAINTENANCE OF PROPERTIES, ETC . . . . . . . . . . . . . . . . . .  48
    6.9.  PERFORMANCE AND COMPLIANCE WITH OTHER COVENANTS. . . . . . . . . .  48
    6.10. APPLICATION OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . .  48
    6.11. FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .  48
    6.12. REPORTING REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . .  49
    6.13. BROKER'S FEE . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    6.14. EMPLOYEE PLANS . . . . . . . . . . . . . . . . . . . . . . . . . .  51
    6.15. ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . . . . . . .  52
    6.16. MAINTENANCE OF LICENSES AND PERMITS. . . . . . . . . . . . . . . .  53
    6.17. AUDITOR'S LETTER . . . . . . . . . . . . . . . . . . . . . . . . .  53
    6.18. FISCAL YEAR. . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                                   ARTICLE VII

                               NEGATIVE COVENANTS

    7.1.  LIENS, ETC.. . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
    7.2.  INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
    7.3.  LEASE OBLIGATIONS. . . . . . . . . . . . . . . . . . . . . . . . .  56
    7.4.  RESTRICTED PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . .  56
    7.5.  MERGERS, SALE OF ASSETS, ETC.. . . . . . . . . . . . . . . . . . .  57
    7.6.  INVESTMENTS IN OTHER PERSONS . . . . . . . . . . . . . . . . . . .  58
    7.7.  MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES . . . . . . . . . . . . .  59
    7.8.  CHANGE IN NATURE OF BUSINESS . . . . . . . . . . . . . . . . . . .  59
    7.9.  COMPLIANCE WITH ERISA. . . . . . . . . . . . . . . . . . . . . . .  59
    7.10. MODIFICATION OF RELATED DOCUMENTS. . . . . . . . . . . . . . . . .  59
    7.11. MODIFICATION OF MATERIAL AGREEMENTS. . . . . . . . . . . . . . . .  60
    7.12. ACCOUNTING CHANGES . . . . . . . . . . . . . . . . . . . . . . . .  60
    7.13. CONTINGENT OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . .  60
    7.14. TRANSACTIONS WITH AFFILIATES . . . . . . . . . . . . . . . . . . .  60
    7.15. ADVERSE TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . .  61
    7.16. CANCELLATION OF INDEBTEDNESS OWED TO IT. . . . . . . . . . . . . .  61
    7.17. ACQUISITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
    7.18. CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . . .  61
    7.19. NO SPECULATIVE TRANSACTIONS. . . . . . . . . . . . . . . . . . . .  62
    7.20. INTERNAL REVENUE CODE SECTION 338. . . . . . . . . . . . . . . . .  62
    7.21. MARGIN REGULATIONS . . . . . . . . . . . . . . . . . . . . . . . .  62

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

    8.1.   EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . .   62

                                   ARTICLE IX

               THE ADMINISTRATIVE AGENT; THE DOCUMENTATION AGENT;
                              THE COLLATERAL AGENT

     9.1.  AUTHORIZATION AND ACTION . . . . . . . . . . . . . . . . . . . .   65
     9.2.  ADMINISTRATIVE AGENT'S RELIANCE, ETC.. . . . . . . . . . . . . .   66
     9.3.  AGENTS AND AFFILIATES. . . . . . . . . . . . . . . . . . . . . .   66
     9.4.  LENDER CREDIT DECISION . . . . . . . . . . . . . . . . . . . . .   67
     9.5.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .   67
     9.6.  SUCCESSOR AGENTS . . . . . . . . . . . . . . . . . . . . . . . .   68

                                    ARTICLE X

                                  MISCELLANEOUS

    10.1.  AMENDMENTS, ETC.. . . . . . . . . . . . . . . . . . . . . . . . .  68
    10.2.  NOTICES, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . .  69
    10.3.  NO WAIVER; REMEDIES . . . . . . . . . . . . . . . . . . . . . . .  69
    10.4.  COSTS; EXPENSES; INDEMNITIES. . . . . . . . . . . . . . . . . . .  69
    10.5.  RIGHT OF SET-OFF. . . . . . . . . . . . . . . . . . . . . . . . .  71
    10.6.  ASSIGNMENTS AND PARTICIPATIONS. . . . . . . . . . . . . . . . . .  71
    10.7.  BINDING EFFECT. . . . . . . . . . . . . . . . . . . . . . . . . .  73
    10.8.  GOVERNING LAW; SEVERABILITY . . . . . . . . . . . . . . . . . . .  73
    10.9.  SUBMISSION TO JURISDICTION; JURY TRIAL. . . . . . . . . . . . . .  74
    10.10. SECTION TITLES. . . . . . . . . . . . . . . . . . . . . . . . . .  75
    10.11. EXECUTION IN COUNTERPARTS . . . . . . . . . . . . . . . . . . . .  75
    10.12. ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . .  75
    10.13. RATE PROVISION. . . . . . . . . . . . . . . . . . . . . . . . . .  75
    10.14. CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . . . . .  75

                                    SCHEDULES


Schedule I          -    List of Applicable Lending Offices and Addresses for
                         Notices
Schedule II         -    Commitment
Schedule III        -    Certain Interest Rate Contracts
Schedule 4.3        -    Tax Matters
Schedule 4.6        -    Litigation
Schedule 4.8        -    List of Subsidiaries
Schedule 4.9        -    ERISA
Schedule 4.12       -    Burdensome Restrictions; Defaults
Schedule 4.13       -    Joint Ventures, Etc.
Schedule 4.19       -    Environmental Matters
Schedule 4.21       -    Intellectual Property
Schedule 4.22(a)    -    List of Owned Real Estate
Schedule 4.22(b)    -    List of Leased Real Estate
Schedule 4.22(d)    -    Condemnations
Schedule 4.23       -    Certain Indebtedness
Schedule 4.24       -    Permitted Restricted Payments
Schedule 7.1        -    Existing Liens
Schedule 7.5(a)     -    Certain Acquisitions
Schedule 7.5(c)     -    Permitted Dispositions
Schedule 7.6        -    Existing Investments
Schedule 7.13       -    Contingent Obligations
Schedule 7.14       -    Transactions with Affiliates

                                    EXHIBITS


Exhibit A      -    Form of Notice of Borrowing
Exhibit B      -    Form of Notice of Conversion or Continuation
Exhibit C      -    Form of Subsidiary Guaranty
Exhibit D      -    Form of Parent Guaranty
Exhibit E      -    Form of Note
Exhibit F      -    Form of Assignment and Acceptance
Exhibit G      -    Form of Opinion of Crouch & Hallett
Exhibit H      -    Form of Opinion of Wayne Kern
Exhibit I      -    Form of Auditor's Letter
Exhibit J      -    Form of Certificate

    CREDIT AGREEMENT, dated as of May 31, 1996, among HERITAGE MEDIA SERVICES, INC., an Iowa corporation (the "Borrower"), the financial institutions listed on the signature pages hereof (the "Lenders"), CITIBANK, N.A. ("Citibank"), as administrative agent hereunder for the Lenders (in such capacity, the "Administrative Agent"), and NATIONSBANK OF TEXAS, N.A. ("NationsBank"), as documentation agent hereunder for the Lenders (in such capacity, the "Documentation Agent").


                              W I T N E S S E T H :

     WHEREAS, the Borrower is a wholly owned subsidiary of Heritage Media Corporation, an Iowa corporation (the "Parent"); and

     WHEREAS, the Borrower wishes to refinance the indebtedness evidenced by the outstanding Senior Notes (as hereinafter defined); and

     WHEREAS, the Borrower has requested that the Lenders provide the Borrower with a portion of the funds required to enable the Borrower to refinance the indebtedness evidenced by the Senior Notes pursuant to a purchase of all or a portion of the Senior Notes; and

     WHEREAS, the Lenders are willing to make funds available for such purpose upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     1.1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "ACQUISITION" shall mean any transaction pursuant to which any Person,
(i) whether by means of a capital contribution or purchase or other acquisition of stock or other securities or other equity participation or interest, (A) acquires more than 50% of the equity interest in any Person pursuant to a solicitation by, or tenders of equity securities of, such Person, or through one or more negotiated block, market, private or other transactions not involving a tender offer, or a combination of any of the foregoing, (B) makes any corporation a Subsidiary, or causes any corporation, other than a Subsidiary, to be merged into (or agrees to be merged into any other corporation other than a wholly-owned Subsidiary of such Person) such Person, or (C) agrees to purchase all or substantially all of the assets of any corporation, pursuant to a merger, purchase of assets or other reorganization providing for the delivery or issuance to the holders of such corporation's then outstanding securities, in exchange for such securities, of cash or securities of such Person, or any combination thereof, or (ii) purchases all or substantially all of the business or assets of any Person or of any operating division of any Person.

     "ACQUISITION CONSIDERATION" shall mean the consideration given by the Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the fair market value of any cash, property, stock or services given, the amount of any Indebtedness assumed or incurred by the Borrower or any Subsidiary in connection with such Acquisition.

     "ACQUISITION INDEBTEDNESS" means the 8.75% Senior Subordinated Notes due 2006 of the Parent, issued pursuant to that certain Indenture, dated as of February 13, 1996, between the Parent and The Bank of New York, as Trustee.

     "ACTMEDIA" means Actmedia, Inc., a Delaware corporation.

     "ACTMEDIA NOTE" means, collectively, the Note, dated June 22, 1992, executed by Actmedia in favor of the Borrower, and the Note, dated June 22, 1992, executed by POP Radio Corporation in favor of HMI and assumed by Actmedia, as the same may be amended, supplemented or otherwise modified from time to time.

     "AFFILIATE" means, as to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each officer or director or general partner of such Person, and each Person who is the beneficial owner of 10% or more of any class of voting Stock of such Person. For the purposes of this definition, (a) "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (b) neither Citibank, NationsBank, nor any Lender nor any of their respective Affiliates shall be deemed to be an Affiliate of the Borrower.

     "AGENTS" means, collectively, the Administrative Agent, the Documentation Agent and the Collateral Agent.

     "AGREEMENT" means this Credit Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

     "APPLICABLE BASE RATE MARGIN" means, for any particular date for any Base Rate Loan, that rate of interest per annum equal to the rate set forth below opposite the Total Debt to EBITD Ratio which is in effect for such particular date. Such rate of interest applicable to any particular date will be determined quarterly by the Administrative Agent upon receipt of a certificate of the Borrower setting forth the Total Debt to EBITD Ratio (and its computation) as of the last day of the most recent Fiscal Quarter then ended and signed by a Responsible Officer of the Borrower pursuant to Section 6.11(a) or 6.11(b) or, if the Administrative Agent shall not have received such a certificate pursuant to Section 6.11(a) or 6.11(b) with respect to the last day of the most recent

Fiscal Quarter then ended, such rate of interest shall be equal to 1.00% until such time as such certificate is received. All such determinations shall be effective on the fifth Business Day following receipt of such certificate or, if no such certificate shall be received in accordance with
Section 6.11(a) or 6.11(b), as the case may be, then on the fifth day following expiration of the period during which receipt should have occurred under Section 6.11(a) or 6.11(b), as the case may be.

     TOTAL DEBT TO EBITD RATIO                       APPLICABLE MARGIN
Greater than or equal to 5.0 to 1.0                        1.00%

Greater than or equal to 4.5 to 1.0                        0.50%
but less than 5.0 to 1.0

Greater than or equal to 4.0 to 1.0                        0.25%
but less than 4.5 to 1.0

Less than 4.0 to 1.0                                       0.00%

     "APPLICABLE EURODOLLAR RATE MARGIN" means, for any particular date for any Eurodollar Rate Loan, that rate of interest per annum equal to the rate set forth below opposite the Total Debt to EBITD Ratio which is in effect for such particular date. Such rate of interest applicable to any particular date will be determined quarterly by the Administrative Agent upon receipt of a certificate of the Borrower setting forth the Total Debt to EBITD Ratio (and its computation) as of the last day of the most recent Fiscal Quarter then ended and signed by a Responsible Officer of the Borrower pursuant to Section 6.11(a) or 6.11(b) or, if the Administrative Agent shall not have received such a certificate pursuant to Section 6.11(a) or 6.11(b) with respect to the last day of the most recent Fiscal Quarter then ended, such rate of interest shall be equal to 2.00% until such time as such certificate is received. All such determinations shall be effective on the fifth Business Day following receipt of such certificate of the Borrower or, if no such certificate shall be received in accordance with Section 6.11(a) or 6.11(b), as the case may be, then on the fifth day following expiration of the period during which receipt should have occurred under Section 6.11(a) or 6.11(b), as the case may be.

     TOTAL DEBT TO EBITD RATIO                       APPLICABLE MARGIN
Greater than or equal to 5.0 to 1.0                        2.00%

Greater than or equal to 4.5 to 1.0 but less               1.50%
than 5.0 to 1.0

Greater than or equal to 4.0 to 1.0 but less               1.25%
than 4.5 to 1.0

Greater than or equal to 3.5 to 1.0 but less               1.00%
than 4.0 to 1.0

Greater than or equal to 2.75 to 1.0 but less              0.75%
than 3.5 to 1.0

Less than 2.75 to 1.0                                      0.50%

     "APPLICABLE LENDING OFFICE" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

     "ASSESSMENT RATE" for any Interest Period means the annual assessment rate estimated by the Administrative Agent on the first day of such Interest Period for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States.

     "ASSET SALE" means any sale or other disposition, or series of sales or other dispositions (including, without limitation, by merger or consolidation, and whether by operation of law or otherwise), made on or after the Closing Date by the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any of its Subsidiaries) of (a) all or substantially all of the outstanding Stock of any of its Subsidiaries, (b) all or substantially all of its assets or the assets of any division of the Borrower or any of its Subsidiaries or (c) any other asset or assets of the Borrower or any of its Subsidiaries not made in the ordinary course of business; PROVIDED, HOWEVER, that neither of the following shall be considered Asset Sales hereunder:
(i) any Asset Sale yielding Asset Sale Proceeds of less than $500,000 in the aggregate and (ii) the sale or other disposition by the Borrower or any of its Subsidiaries of worn out or obsolete assets.

     "ASSET SALE PROCEEDS" means cash payments received by the Borrower or any of its Subsidiaries (including, without limitation, any cash payments received by way of deferred payment of principal pursuant to a note or receivable or otherwise, but only as and when received) from any Asset Sale (after repayment of any Indebtedness due by reason of such Asset Sale or to effect the release of any Lien on the property or assets being sold), in each case net of the amount of (a) reasonable brokers' and advisors' fees and commissions payable other than to an Affiliate of the Borrower in connection with such Asset Sale, (b) all foreign, federal, state and local taxes reasonably estimated to be payable as a direct consequence of such Asset Sale, including, without limitation, in connection with the payment of a dividend or the making of a distribution by a Subsidiary of the Borrower of such payments to the Borrower or any other Subsidiary of the Borrower, net of any current tax benefits derived in respect of such dividend or distribution,
(c) the reasonable fees and expenses (including, without limitation, severance payments) attributable to such Asset Sale, to the extent not included in clause (a) and (d) any amount required to be paid to any Person (other than the Borrower and any of its Subsidiaries) owning a beneficial interest in the property or assets sold. For purposes of this definition, Asset Sale Proceeds shall be deemed to include, without limitation, any award of compensation for any asset or property or group thereof taken by condemnation or eminent domain and insurance proceeds for the loss of or damage to any asset or property if such award or proceeds equals or exceeds $1,000,000 (per occurrence) and within 120 days after the receipt thereof replacement or repair of such asset or property has not commenced, except that in the event that at any time such replacement or repair is abandoned or is otherwise discontinued or is not diligently pursued, the remaining award or proceeds, as the case may be, shall constitute Asset Sale Proceeds at such time.

     "ASSIGNMENT AND ACCEPTANCE" means an assignment and acceptance entered into by a Lender and an assignee in accordance with the provisions of Section 10.6, and accepted by the Administrative Agent, in substantially the form of Exhibit F.

     "AVAILABLE COMMITMENT" means, with respect to any Lender on any date, an amount equal to (a) the Commitment of such Lender on such date MINUS (b) such Lender's Loans outstanding on such date, and "AVAILABLE COMMITMENTS" means, with respect to all Lenders on any date an amount equal to (a) the Commitments of all Lenders on such date MINUS (b) all Loans outstanding on such date.

     "BASE RATE" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of:

          (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

          (b) the sum (adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent) of
     (i) 1/2 of one percent per annum, PLUS (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% MINUS the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States, PLUS (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

          (c) the sum of (i) 1/2 of one percent per annum PLUS (ii) the Federal Funds Rate.

     "BASE RATE LOAN" means any outstanding principal amount of the Loans of any Lender that bears interest with reference to the Base Rate.

     "BORROWING" means a borrowing consisting of Loans made on the same day by the Lenders ratably according to their respective Commitment, and, in the case of Eurodollar Rate Loans, having the same Interest Period.

     "BORROWING TERMINATION DATE" means the earlier of (i) June 15, 1997 or
(ii) such earlier date that the Available Commitments are reduced to zero.

     "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to a Eurodollar Rate Loan, a day on which dealings are also carried on in the London interbank market.

     "CAPITAL EXPENDITURES" means, for any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, which would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP. For the purpose of this definition, the purchase price of equipment which is acquired concurrently with the trade-in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment being traded in at such time or the amount of such proceeds, as the case may be, and the purchase price of equipment which is acquired in connection with the sale or other disposition of capital assets which have been replaced or superseded shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less any cash received from such sale or other disposition. Notwithstanding any of the above, any costs to the Borrower or any of its Subsidiaries in making, or directly resulting from, any Permitted Investment shall not be considered Capital Expenditures if the Borrower, within 90 days following the incurrence of such costs, notifies the Administrative Agent that such costs are not to be considered Capital Expenditures.

     "CAPITALIZED LEASE" means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

     "CAPITALIZED LEASE OBLIGATIONS" means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined in conformity with GAAP.

     "CASH EQUIVALENTS" means (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States government or any agency thereof, (b) certificates of deposit, Eurodollar time deposits, overnight bank deposits and bankers' acceptances of, and retail repurchase agreements with, any bank having combined capital and surplus of at least $250,000,000 or any Lender, which deposits, bankers' acceptances or agreements have remaining terms or maturities of one year or less from the date of acquisition and (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-l by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments. In addition, when used in respect of Investments by Subsidiaries of the Borrower incorporated under the laws of a foreign country, "Cash Equivalents" shall include Investments in obligations of issuers located in such country which are essentially equivalent to those described in clauses (a), (b) and (c) above.

     "CHANGE OF CONTROL" means the occurrence of either of the following events after the Closing Date: (a) any Person or any Persons acting together which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision thereto, other than the Group whose nominees constituted a majority of the board of directors of the Parent or the Borrower as of the Closing Date, together with any Affiliates or Related Persons thereof, shall beneficially own (as defined in Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Stock of the Borrower entitled to vote generally in the election of directors of the Borrower; or
(b) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors of the Borrower such that such nominees, when added to any existing director remaining on the Board of Directors of the Borrower after such election who is an Affiliate or Related Person of such Group, shall constitute a majority of the Board of Directors of the Borrower.

     "CLOSING DATE" means the first date on which any Loan is made pursuant to
Article II.

     "CODE" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

     "COLLATERAL" means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Loan Documents.

     "COLLATERAL AGENCY AGREEMENT" means the Collateral Agency Agreement, dated June 22, 1992, executed by the Administrative Agent, the Collateral Agent and the Trustee, as such agreement may be amended, supplemented, or otherwise modified from time to time.

     "COLLATERAL AGENT" means Citibank, in its capacity as Collateral Agent under the Pledge Agreement and under the Collateral Agency Agreement, and any successor thereto.

     "COLLATERAL DOCUMENTS" means the Pledge Agreement, the HMI Note and any other document now or hereafter executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Obligations.

     "COMMITMENT" means, as to each Lender, the commitment of such Lender to make Loans to the Borrower pursuant to Section 2.1 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule II, as such Lender's "Commitment", as such amount may be reduced or modified pursuant to this Agreement and "COMMITMENTS" means an amount equal to the aggregate of each Lender's Commitment.

     "CONSOLIDATED NET INCOME (LOSS)" means, for any Person for any period, the aggregate of net income (or loss) from continuing operations of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP; PROVIDED, HOWEVER, that there shall be excluded from such net income (loss) to the extent included in the determination of Consolidated Net Income (Loss): (a) all gains and all losses realized upon Asset Sales or upon the sale or other disposition of any Stock of any of the Borrower's Subsidiaries or of any Permitted Investment, (b) the net income (loss) of any Person that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid to the Borrower during such period, (c) the net income (loss) of any of the Borrower's Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is prohibited or restricted under the terms of its certificate of incorporation or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, such exclusion under this clause (c) to be effective for so long as such prohibition or restriction continues, with the net income (loss) previously excluded on account of such prohibition or restriction to be again included and to form part of "Consolidated Net Income (Loss)" for the purpose of any determination made after the expiration of such prohibition or restriction and (d) all other income, expense, gain or loss from extraordinary items (including income, expense, gain or loss excluded from "extraordinary items" in conformity with GAAP because such income, expense, gain or loss is not "material"). Consolidated Net Income
(Loss) of the Borrower for any period shall include the net income (loss) during such period of any Person directly or indirectly acquired by the Borrower and shall exclude the net income (loss) during such period of any Person directly or indirectly sold or otherwise disposed of by the Borrower.

     "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another Person and (b) any liability of such Person for the obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement,
(iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss or (v) to supply funds to or in any other manner invest in the debtor (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported.

     "CONTRACTUAL OBLIGATION" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

     "CURRENT ASSETS" means, for any Person at any date, the total consolidated current assets of such Person and its Subsidiaries at such date, determined in conformity with GAAP.

     "CURRENT LIABILITIES" means, for any Person at any date, the total consolidated current liabilities of such Person and its Subsidiaries at such date, determined in conformity with GAAP, but excluding the Loans and the current portion of any long-term debt and other interest-bearing liabilities of such Person and its Subsidiaries.

     "DEFAULT" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

     "DESIGNATED DIVIDENDS" means dividends paid by the Borrower to the Parent pursuant to Section 7.4(d)(ii).

     "DOL" means the United States Department of Labor, or any successor thereto.

     "DOLLARS" and the sign "$" each mean the lawful money of the United States of America.

     "DOMESTIC LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
Schedule I or such other office
of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     "EBITD" means, for any Person for any period, the Consolidated Net Income
(Loss) of such Person for such period taken as a single accounting period, PLUS the sum of the following amounts for such Person and its consolidated Subsidiaries for such period to the extent included in the determination of such Consolidated Net Income (Loss), without duplication: (a) depreciation expense,
(b) amortization expense and other Non-Cash Charges reducing income, (c) Net Interest Expense and (d) total income tax expense.

     "ENVIRONMENTAL LAW" has the meaning specified in Section 4.19.

     "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

     "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is treated as a single employer with the Borrower or any of its Subsidiaries in accordance with Section 414 (b), (c), (m) or (a) of the Code other than any HMC ERISA Affiliate.

     "ERISA EVENT" means (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA;
(v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make required contributions to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

     "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "EURODOLLAR LENDING OFFICE" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on
Schedule I (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

     "EURODOLLAR RATE" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Administrative

Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

     "EURODOLLAR RATE LOAN" means any outstanding principal amount of the Loans of any Lender that, for an Interest Period, bears interest at a rate determined with reference to the Eurodollar Rate.

     "EURODOLLAR RATE RESERVE PERCENTAGE" for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

     "EVENT OF DEFAULT" has the meaning specified in Section 8.1.

     "EXCLUDED SUBSIDIARY" means (a) a Subsidiary of the Borrower which is incorporated under the laws of a foreign country, and (b) Supermarket Radio Network, Inc., a Georgia corporation.

     "EXISTING CREDIT AGREEMENT" means that certain Credit Agreement dated as of June 22, 1992, among the Borrower, the lenders party thereto, Citibank, as Agent, and NationsBank, as Co-Agent, as amended, modified or restated from time to time.

     "FAIR MARKET VALUE" means (a) with respect to any asset (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm's length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, as set forth in such appraisal and (b) with respect to any marketable security at any date, the closing sale price of such security on the business day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc. or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type.

     "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "FISCAL QUARTER" means a fiscal quarter of the Borrower, which shall be a three-month period ending on the last day of March, June, September or December.

     "FISCAL YEAR" means a fiscal year of the Borrower, which shall be the twelve-month period ending on December 31 of each year.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination except that for purposes of Article V, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in
Section 4.5.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GUARANTIES" means, collectively, the Parent Guaranty and the Subsidiary Guaranty.

     "GUARANTOR" means each of the Parent and each direct and indirect Subsidiary of the Borrower, other than any Excluded Subsidiary.

     "HMC AFFILIATE PLAN" means any employee pension benefit plan as defined in
Section 3(2) of ERISA (including any multiemployer plan as defined in Section 3(37) of ERISA) that is covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code or any group health plan as defined in Section 5000(b)(1) of the Code maintained, contributed to, or obligated to be contributed to by any HMC ERISA Affiliate other than Plans maintained by the Borrower or any of its Subsidiaries.

     "HMC ERISA AFFILIATE" means any trade or business (whether or not incorporated) other than the Borrower and its Subsidiaries which is treated as a single employer with the Parent in accordance with Section 414(b), (c), (m) or
(a) of the Code.

     "HMI" means Heritage Media, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

     "HMI NOTE" means the Note and Pledge Agreement, dated June 22, 1992, executed by HMI in favor of the Borrower, as the same may be amended, supplemented or otherwise modified from time to time.

     "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property or services (but excluding trade payables, other similar non-interest-bearing obligations and accrued liabilities incurred in the ordinary course of business), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Capitalized Lease Obligations of such Person, (e) all Contingent Obligations of such Person, (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all obligations of such Person under Interest Rate Contracts, (h) all Indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness and (i) in the case of the Borrower, the Obligations.

     "INDEMNITEES" has the meaning specified term in Section 10.4.

     "INDENTURE" means the Indenture, dated as of June 15, 1992, between the Borrower, the Parent, each of the Subsidiary Guarantors named therein, each of the Future Subsidiary Guarantors named therein and the Trustee, pursuant to which the Senior Notes were issued, as the same may be hereafter amended, supplemented or modified from time to time to the extent permitted by this Agreement and the Indenture.

     "INTEREST PERIOD" means, in the case of any Eurodollar Rate Loan,
(i) initially, the period commencing on the date such Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter (or, if deposits of such duration are available to each Lender, ending twelve months thereafter), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to
Section 2.2 or 2.6 and (ii) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.6, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or, if deposits of such duration are available to each Lender, ending twelve months thereafter), as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.6; PROVIDED, HOWEVER, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

          (A) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, with respect to a Eurodollar Rate Loan, the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

          (B) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

          (C) the Borrower may not select any Interest Period which ends after the Termination Date;

          (D) the Borrower may not select any Interest Period in respect of Loans having an aggregate amount less than $10,000,000; and

          (E) there shall be outstanding at any one time no more than eight Interest Periods in the aggregate.

     "INTEREST RATE CONTRACTS" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

     "INVESTMENTS" has the meaning specified in Section 7.6.

     "IRS" means the Internal Revenue Service, or any successor thereto.

     "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which much Lien relates as debtor.

     "LOAN" means a Loan made by a Lender to the Borrower pursuant to
Section 2.1.

     "LOAN DOCUMENTS" means, collectively, this Agreement, the Actmedia Note, the Guaranties, the Notes, the Collateral Agency Agreement and the Collateral Documents.

     "LOAN PARTY" means each of the Parent, the Borrower, and each Subsidiary and Affiliate of the Borrower which executes and delivers a Loan Document.

     "MAJORITY LENDERS" means, at any time, (a) Lenders holding 100% of the then outstanding aggregate unpaid principal amount of the Loans or, if no such principal amount is then outstanding, Lenders having 100% of the Commitments, or
(b) in the event that at the time of determination there shall be more than two Lenders, "MAJORITY LENDERS" means Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments.

     "MATERIAL ADVERSE CHANGE" means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Parent, the Borrower and their Subsidiaries taken as one enterprise from and after December 31, 1995, (b) the legality, validity or enforceability of any Loan Document or any Related Document, (c) the fully perfected first priority status of the Liens granted pursuant to the Collateral Documents (subject to the Permitted Liens), (d) the ability of the Borrower to repay the Obligations or of any Loan Party to perform its obligations hereunder or under any other Loan Document or (e) the rights and remedies of the Lenders or the Administrative Agent or the Documentation Agent under the Loan Documents.

     "MATERIAL ADVERSE EFFECT" means an effect that would result in a Material Adverse Change.

     "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

     "NET INTEREST EXPENSE" means, for any Person for any period, gross interest expense of such Person and its Subsidiaries, on a consolidated basis, for such period determined in conformity with GAAP, LESS the following for such Person and its Subsidiaries on a consolidated basin determined in conformity with GAAP:
(a) the sum of (i) interest capitalized during construction for such period,
(ii) interest income and, without duplication, payments received in respect of Interest Rate Contracts for such period and (iii) gains for such period on Interest Rate contracts (to the extent not included in interest income above), PLUS the following for such Person and its Subsidiaries on a consolidated basis determined in conformity with GAAP (to the extent not included in the determination of such gross interest expense): (b) the sum of
(i) losses for such period on Interest Rate Contracts and (ii) the expensing of upfront costs or fees for such period associated with the execution and delivery of this Agreement and with Interest Rate Contracts.

     "NON-CASH CHARGES" means, for the Borrower for any period, the sum of
(a) all amounts treated as an expense for depreciation for such period PLUS
(b) all amounts treated as an expense for the amortization of leaseholds, deferred transaction costs and intangibles of any kind, including goodwill, for such period, and deferred expenses (including, without limitation, deferred compensation and rent abatement not paid in cash) during such period, in each case for the Borrower and its Subsidiaries determined on a consolidated basis in conformity with GAAP; PROVIDED, HOWEVER, that if, for any period, the amount treated under GAAP as an expense for the amortization of any leasehold of the Borrower or any of its Subsidiaries is exceeded by the actual cash payment required to maintain such leasehold for such period, such excess shall be from Non-Cash Charges for such period.

     "NOTE" means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of such Lender's Commitment as originally in effect, in substantially the form of Exhibit E, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

     "NOTEHOLDERS" means the holders of the Senior Notes.

     "NOTICE OF BORROWING" has the meaning specified in Section 2.2(a).

     "NOTICE OF CONVERSION OR CONTINUATION" has the meaning specified in
Section 2.6.

     "OBLIGATIONS" means the Loans and all other advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Administrative Agent, the Documentation Agent, any Lender, any Affiliate of any of them, any Indemnitee or any holder of an Interest Rate Contract set forth on Schedule III, of every type and description, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, under any other Loan Document or any Interest Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, foreign exchange transaction or Interest Rate Contract or in any other manner, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement, any other Loan Document or any Interest Rate Contract. The parties hereto agree that the Interest Rate Contracts set forth on Schedule III are entered into pursuant to this Agreement.

     "OTHER TAXES" has the meaning specified in Section 2.13(b).

     "PARENT" has the meaning specified in the first recital.

     "PARENT GUARANTY" means a guaranty, in substantially the form of Exhibit D, executed by the Parent, as such guaranty may be amended, supplemented or otherwise modified from time to time.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "PENSION PLAN" means an employee pension benefit plan, as defined in Section (3)(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which the Borrower, any of its Subsidiaries or, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "PERMIT" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

     "PERMITTED INVESTMENT" means an Investment permitted pursuant to
Section 7.6(d).

     "PERSON" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

     "PLAN" means an employee benefit plan, as defined in Section 3(3) of ERISA, which the Borrower or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "PLEDGE AGREEMENT" means the Pledge Agreement, dated June 22, 1992, executed by the Parent, the Borrower and each of the direct and indirect Subsidiaries of the Borrower listed on the signature pages thereof, the Documentation Agent, the Trustee and the Collateral Agent, as such agreement may be amended, supplemented or modified from time to time in accordance with the terms thereof.

     "PLEDGED COLLATERAL" means, collectively, those items defined as "Pledged Collateral" in Section 2(a) of the Pledge Agreement and Section 4 of the HMI Note.

     "PLEDGED NOTES" means, collectively, those items defined as "Pledged Notes" in Section 2(a) of the Pledge Agreement and Section 4 of the HMI Note.

     "PLEDGED SHARES" means, collectively, those items defined as "Pledged Shares" in Section 2(a) of the Pledge Agreement and Section 4 of the HMI Note.

     "PROJECTIONS" means those financial projections delivered to the Administrative Agent and the Lenders by the Borrower in connection with the financings contemplated by this Agreement.

     "QUALIFIED PLAN" means an employee pension benefit plan, as defined in
Section 3(2) of ERISA, which is intended to be tax-qualified under Section 401(a) of the Code, and which the Borrower, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

     "RATABLE PORTION" or "RATABLY" means, with respect to any Lender, the quotient obtained by dividing the Commitment of such Lender by the aggregate Commitments of all Lenders.

     "REAL ESTATE" means all of those plots, pieces or parcels of land now owned or hereafter acquired by the Borrower or any of its Subsidiaries.

     "REGISTER" has the meaning specified in Section 10.6(c).

     "RELATED DOCUMENTS" means the Indenture, the Senior Notes and each other material document and instrument entered into with respect to any of the foregoing.

     "RELATED PERSON" means (a) any Affiliate of the Borrower, (b) any individual or entity who directly or indirectly holds 10% or more of any class of Stock of the Borrower, (c) any relative of such individual by blood, marriage or adoption not more remote than first cousin and (d) any officer or director of the Borrower.

     "REPORTABLE EVENT" means any of the events described in Section 4043(b)(1),
(2), (3), (5), (6), (8) or (9) of ERISA.

     "REQUIREMENT OF LAW" means, as to any Person, the charter and bylaws or other organizational or governing documents of such Person, and all federal, state and local laws, rules and regulations, including, without limitation, ERISA and Environmental Laws, and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

     "RESPONSIBLE OFFICER" means, with respect to any Person, any of the executive officers of such Person.

     "SECURED PARTIES" means the Lenders, the Administrative Agent, the Documentation Agent, the Collateral Agent, the Trustee, the Noteholders and any other Person to which Obligations are owed.

     "SENIOR NOTES" means the 11% Senior Secured Notes Due 2002 of the Borrower, issued pursuant to the Indenture.

     "SENIOR SUBORDINATED NOTES" means the 11% Senior Subordinated Notes due 2002 of the Parent, issued pursuant to that certain Indenture, dated as of October 1, 1992, between the Parent and the Bank of Montreal Trust Company, as Trustee.

     "SOLVENT" means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "SPILL" has the meaning specified in Section 4.19.

     "STOCK" means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock and warrants, options or other rights to purchase or subscribe for any of the foregoing.

     "STOCK PAYMENT" means, with respect to any Person, any dividend payment or other distribution of assets, properties, cash, rights, warrants, equity interests, obligations or securities made by such Person on account of its Stock or any purchase, redemption, defeasance or other acquisition for value or other payment made by such Person in respect of its Stock (other than, in each of the foregoing cases, solely through the issuance of such Person's own capital stock), now or hereafter outstanding, or any management incentive or similar fee payment to a shareholder of such Person in its capacity as a shareholder.

     "SUBSIDIARY" means, with respect to any Person, any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding Stock having ordinary voting power to elect a majority of the board of directors, managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

     "SUBSIDIARY GUARANTY" means a guaranty, in substantially the form of Exhibit C, executed by each direct and indirect Subsidiary of the Borrower other than Excluded Subsidiaries, as such guaranty may be amended, supplemented or otherwise modified from time to time.

     "TAX AFFILIATE" means, as to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

     "TAXES" has the meaning specified in Section 2.13(a).

     "TERMINATION DATE" means the date of termination in whole of the Commitment pursuant to Section 2.4 or 8.1.

     "TITLE IV PLAN" means a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

     "TOTAL DEBT" means, for the Borrower at any date, the aggregate Indebtedness of the Borrower and its Subsidiaries for borrowed money (including any overdue interest on such Indebtedness but excluding any accrued but not overdue interest on such Indebtedness) on a consolidated basis, at such date.

     "TOTAL DEBT TO EBITD RATIO" means, for the Borrower and its Subsidiaries on a consolidated basis at any date, the ratio of Total Debt on such date to EBITD of the Borrower and its Subsidiaries on a consolidated basis for the twelve-month period ending on such date.

     "TOTAL DEBT SERVICE RATIO" means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the ratio of (a) EBITD of the Borrower and its Subsidiaries on a consolidated basis for such period less the sum of (i) taxes payable by the Borrower and its Subsidiaries with respect to such period (excluding taxes payable with respect to items excluded from Consolidated Net Income (Loss) pursuant to clauses (a) and (d) of the definition of Consolidated Net Income (Loss)) and (ii) Capital Expenditures of the Borrower and its Subsidiaries actually made during such period to (b) the sum of (i) the aggregate amount of principal and interest due and payable by the Borrower and its Subsidiaries with respect to Total Debt during such period and
(ii) Designated Dividends paid by the Borrower during such period.

     "TOTAL INTEREST COVERAGE RATIO" means, for the Borrower and its Subsidiaries on a consolidated basis for any period, the ratio of (a) EBITD of the Borrower and its Subsidiaries on a consolidated basis for such period to
(b) the sum of (i) the aggregate amount of interest due and payable by the Borrower and its Subsidiaries with respect to Total Debt during such period and
(ii) Designated Dividends paid by the Borrower during such period.

     "TRUSTEE" means Bankers Trust Company, in its capacity as trustee under the Indenture, or any successor thereto.

     "UNFUNDED PENSION LIABILITY" means, as to the Borrower at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan of the Borrower, any of its Subsidiaries or any ERISA Affiliate exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan and (b) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate a" a result of such transaction.

     "WITHDRAWAL LIABILITY" means, as to the Borrower at any time, the aggregate amount of the liabilities of the Borrower, any of its Subsidiaries or any ERISA Affiliate pursuant to Section 4201 of ERISA, and any increase in contributions required to be made pursuant to Section 4243 of ERISA, with respect to all Multiemployer Plans.

     "WORKING CAPITAL" means, for any Person at any date, the amount by which the Current Assets of such Person at such date exceeds the Current Liabilities of such Person at such date.

     1.2. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

     1.3. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.

     1.4. CERTAIN TERMS. (a) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit, Schedule to or Article, Section, subsection or clause in this Agreement.

     (b) The terms Lender, Administrative Agent and Documentation Agent include their respective successors and the term Lender includes each assignee of any Lender who becomes a party hereto pursuant to Section 10.6.


                                   ARTICLE II

                         AMOUNTS AND TERMS OF THE LOANS

     2.1. THE LOANS. On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans (each a "Loan") to the Borrower from time to time on any Business Day during the period from the date hereof until the Borrowing Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Commitment. Amounts repaid pursuant to Section 2.5 may not be reborrowed. The Loans of each Lender shall be evidenced by the Note payable to the order of such Lender.

     2.2. MAKING THE LOANS. (a) Each Borrowing shall be made upon receipt of a notice, given by the Borrower to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third (or, in the case of the initial Borrowing on the Closing Date or any Borrowing consisting only of Base Rate Loans, the first) Business Day prior to the date of the proposed Borrowing. Each such notice (a "Notice of Borrowing") shall be by telecopy, telex or cable, confirmed immediately in a manually signed writing in substantially the form of Exhibit A, specifying therein (i) the date of such proposed Borrowing, (ii) the aggregate amount of such proposed Borrowing, (iii) the amount thereof, if any, requested to be Eurodollar Rate Loans and (iv) the initial Interest Period or Periods for such Eurodollar Rate Loans. The Loans shall be made as Base Rate Loans unless (subject to Section 2.10) the Notice of Borrowing specifies that all or a pro rata portion thereof shall be Eurodollar Rate Loans; PROVIDED, HOWEVER, that the aggregate of the Eurodollar Rate Loans for each Interest Period must be in an amount of not less than $5,000,000 or an integral multiple of $500,000 in excess thereof.

     (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent's receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate under Section 2.7(b). Each Lender shall, before 12:00 Noon (New York City time) on the date of the proposed Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.2, in immediately available funds, such Lender's Ratable Portion of such proposed Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

     (c) Each Borrowing consisting solely of Base Rate Loans shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

     (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any proposed Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated net profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund any Eurodollar Rate Loan to be made by such Lender as part of such proposed Borrowing when such Eurodollar Rate Loan, as a result of such failure, is not made on such date.

     (e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender's Ratable Portion of such Borrowing, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have to the Borrower hereunder.

     (f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

     2.3. FEES. (a) The Borrower agrees to pay to each Lender a fee on the average daily Available Commitment of such Lender from the Closing Date until the Termination Date at the rate equal to the rate set forth below opposite the Total Debt to EBITD Ratio which is in effect for each period. Such rate will be determined quarterly by the Administrative Agent upon receipt of a certificate of the Borrower setting forth the Total Debt to EBITD Ratio (and its computation) as of the last day of the most recent Fiscal Quarter then ended and signed by a Responsible Officer of the Borrower pursuant to Section 6.11(a) or 6.11(b) or, if the Administrative Agent shall not have received such a certificate pursuant to Section 6.11(a) or 6.11(b) with respect to the last day of the most recent Fiscal Quarter then ended, such rate shall be equal to .375% until such time as such certificate is received. All such determinations shall be effective on the fifth Business Day following receipt of such certificate of the Borrower or, if no such certificate shall be received in accordance with
Section 6.11(a) or 6.11(b), as the case may be, then on the fifth day following expiration of the period during which receipt should have occurred under
Section 6.11(a) or 6.11(b), as the case may be.

     Total Debt to EBITD Ratio                       Applicable Fee
     -------------------------                       ---------------
Greater than or equal to 3.5 to 1.0                        .375%

Less than 3.5 to 1.0                                       .250%

     (b) The Borrower has agreed to pay to Administrative Agent an administrative agent fee, the amount and dates of payment of which are embodied in a separate agreement between the Borrower and Administrative Agent.

     (c) The Borrower has agreed to pay to each of Citibank and the Documentation Agent additional fees, the amount and dates of payment of which are embodied in a separate agreement between the Borrower and Citibank and in a separate agreement between the Borrower and the Documentation Agent.

     2.4. REDUCTION AND TERMINATION OF THE COMMITMENTS. (a) The Borrower shall have the right, upon at least three Business Days' prior notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitment of the Lenders; PROVIDED, HOWEVER, that each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $500,000 in excess thereof.

     (b) Each Lender's Commitment shall be automatically and permanently reduced by the amount of any Loans made by such Lender and repaid by the Borrower.

     (c)  On December 31, 1997, each Lender's Commitment shall terminate.

     2.5. REPAYMENTS AND PREPAYMENTS. (a) The Borrower shall have no right to prepay the principal amount of any Loan other than as provided in this
Section 2.5.

     (b) The Borrower may, upon at least three (and, in the case of Base Rate Loans, one) Business Days' prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Loans in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; PROVIDED, HOWEVER, that any prepayment of any Eurodollar Rate Loan shall be made on, and only on, the last day of an Interest Period for such Loan; and, PROVIDED, FURTHER, that each partial prepayment shall be in an aggregate principal amount not less than $500,000 or integral multiples of $100,000 in excess thereof.

     (c) The Borrower shall repay all outstanding Loans in full, together with accrued interest to the date of such repayment on the principal amount repaid, on the Termination Date.

     (d) All payments of principal or interest received by the Administrative Agent from the Collateral Agent in respect of the Pledged Notes shall be credited by the Administrative Agent as follows: first, to the payment of interest and fees, if any, then due with respect to the Loans; and next to the repayment of the Loans as set forth in Section 2.5(b).

     2.6. CONVERSION/CONTINUATION OPTION. The Borrower may elect (a) at any time to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans, or (b) at the end of any Interest Period with respect thereto, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans, or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; PROVIDED, HOWEVER, that the aggregate of the Eurodollar Loans for each Interest Period therefor must be in the amount of $5,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with its Ratable Portion of the amount so converted or continued. Each such election shall be in substantially the form of Exhibit B (a "Notice of Conversion or Continuation") and shall be made by giving the Administrative Agent at least three Business Days' prior written notice thereof in the event of a conversion to or continuation of a Eurodollar Rate Loan specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the Interest Period therefor and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Loans, shall also be the last day of the Interest Period therefor). The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the contents thereof. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any Interest Period therefor, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.6, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

     2.7. INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Loan from and including the date thereof until the principal amount thereof shall be paid in full, at the following rates per annum:

          (a) BASE RATE LOANS. For Base Rate Loans, at a rate per annum equal at all times to the Applicable Base Rate Margin PLUS the Base Rate in effect from time to time, payable quarterly in arrears on the first day of each January, April, July and October, on the Termination Date and on the date any Base Rate Loan is converted or paid in full; PROVIDED, HOWEVER, that during the continuance of an Event of Default, all Base Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate plus the Applicable Base Rate Margin in effect from time to time.

          (b) EURODOLLAR RATE LOANS. For Eurodollar Rate Loans, at a rate per annum equal at all times during the applicable Interest Period for each Eurodollar Rate Loan to the sum of the Eurodollar Rate on the first day of such Interest Period PLUS the Applicable Eurodollar Rate Margin in effect from time to time during such Interest Period, payable on the last day of such Interest Period, on the Termination Date and, if such Interest Period has a duration of more than three months, on each day during such Interest Period which occurs every three months from the first day of such Interest Period; PROVIDED, HOWEVER, that during the continuance of an Event of Default, all Eurodollar Rate Loans shall bear interest, payable on demand, at a rate per annum equal at all times to 2% per annum above the Eurodollar Rate plus the Applicable Eurodollar Rate Margin in effect from time to time until the maturity of the Loans or the end of such Interest Period, whichever occurs first, and thereafter at 2% per annum above the Base Rate plus the Applicable Base Rate Margin in effect from time to time.

     2.8. INTEREST RATE DETERMINATION AND PROTECTION. (a) The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent two Business Days prior to the first day of such Interest Period. Citibank agrees to obtain, and to furnish to the Administrative Agent if Citibank is not then the Administrative Agent, timely information for the purpose of determining each Eurodollar Rate. If Citibank shall not obtain or furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, (i) the Administrative Agent shall forthwith notify the Borrower and the Lenders that such interest rate cannot be determined, (ii) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan and (iii) the obligation of the Lenders to make, and the right of the Borrower to select, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

     (b) The Administrative Agent shall give prompt notice to the Borrower, the Documentation Agent and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.7.

     (c) If, with respect to Eurodollar Rate Loans, any Lender shall notify the Administrative Agent that the Eurodollar Rate for any Interest Period therefor will not adequately reflect the cost to such Lender of making such Loans or funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower, the Documentation Agent and the Lenders, whereupon (i) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, and the right of the Borrower to select, Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

     2.9. INCREASED COSTS. If, due to either (a) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent and the Documentation Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower, the Administrative Agent and the Documentation Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. If the Borrower so notifies the Administrative Agent within five Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.9, the Borrower may either (i) prepay in full all Eurodollar Rate Loans, as the case may be, of such Lender then outstanding in accordance with Section 2.5(b) and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.9 or (ii) convert all Eurodollar Rate Loans, as the case may be, of all Lenders then outstanding into Base Rate or Eurodollar Rate Loans, as the case may be, in accordance with Section 2.6 and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.9.

     2.10. ILLEGALITY. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (a) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall terminate and (b) the Borrower shall forthwith prepay in full all Eurodollar Rate Loans of such Lender then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of such notice and demand, converts all Eurodollar Rate Loans of all Lenders then outstanding into Base Rate Loans.

     2.11. CAPITAL ADEQUACY. (a) If either (i) the introduction of, or any change in, or in the interpretation of, or compliance with, any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender and such Lender reasonably determines that such amount is based upon the existence of such Lender's Commitment and Loans and other commitments and loans of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent and the Documentation Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Commitment or Loans. A certificate as to such amount" submitted to the Borrower, the Administrative Agent and the Documentation Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

     (b)  Any Lender claiming any additional amounts payable pursuant to
Section 2.9, 2.10, 2.11(a) or 2.13 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. The Borrower shall have the right to replace any Lender claiming any additional amounts pursuant to Sections 2.9, 2.10, 2.11(a), 2.13 or 10.4(c) or any Lender which has delivered to the Administrative Agent and the Documentation Agent the notice specified in Section 2.8(c) by delivering a notice to such Lender, with a copy to the Administrative Agent and the Documentation Agent, of the identity of the Lender or other Person which will replace such Lender and the date on which such replacement will take place; PROVIDED, HOWEVER, that such replacement Lender shall satisfy the requirements of Section 10.6; and PROVIDED, FURTHER, that such replacement shall not relieve the Borrower of its obligations to pay such amounts for all periods prior to such replacement or costs incurred as a result of such replacement.

     2.12. PAYMENTS AND COMPUTATIONS. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 10.2 in immediately available Dollars without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees (other than amounts payable pursuant to Section 2.9, 2.10, 2.11 or 2.13) to the Lenders, in accordance with their respective Ratable Portions, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Payment received by the Administrative Agent after 11:00 A.M. (New York City time) shall be deemed to be received on the next Business Day.

     (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

     (c) All computations of interest based on the Base Rate and of fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; PROVIDED, HOWEVER, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the next preceding Business Day.

    (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

    2.13. TAXES. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender, the Administrative Agent or the Documentation Agent (as the case may be) is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof and (iii) in the case of each Lender organized under the laws of a jurisdiction outside the United States, United States federal withholding tax payable with respect to payments by the Borrower which would not have been imposed had such Lender, to the extent then required thereunder, delivered to the Borrower and the Administrative Agent the forms prescribed by Section 2.13(f) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Administrative Agent or the Documentation Agent,
(A) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.13) such Lender, the Administrative Agent or the Documentation Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (D) the Borrower shall deliver to the Administrative Agent evidence of such payment to the relevant taxation or other authority.

    (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or under the Notes from the execution, delivery or registration of, or otherwise with respect to, this Agreement or under the Notes (hereinafter referred to as "Other Taxes").

    (c) The Borrower will indemnify each Lender, the Administrative Agent and the Documentation Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender, the Administrative Agent or the Documentation Agent (as the case may be) and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, the Administrative Agent or the Documentation Agent (as the case may be) makes written demand therefor.

    (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.2, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder made (i) by or on behalf of the Borrower other than by a "United States person" within the meaning of Section 7701(a)(30) of the Code or (ii) out of funds from an account outside the United States, the Borrower will furnish to the Administrative Agent a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from or not subject to Taxes.

    (e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.13 shall survive the payment in full of principal and interest hereunder and under the Notes.

    (f) Prior to the Closing Date in the case of each Lender, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if either required by law due to a change in circumstances or reasonably requested by the Borrower or the Administrative Agent (unless such Lender is unable to do so by reason of a change in law (including, without limitation, any statute, treaty, ruling, determination or regulation) occurring subsequent to the Closing Date or date of Assignment and Acceptance, as the case may be), each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent and the Borrower with an IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS certifying as to such Lender's entitlement to full exemption from United States withholding tax with respect to all payments to be made to ouch Lender hereunder and under the Notes. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not Subject to United States withholding tax, the Borrower or the Administrative Agent shall, in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States, withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty (provided that the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that such reduced rate applies).

    2.14. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to
Section 2.9, 2.10, 2.11 or 2.13) in excess of its Ratable Portion of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.


                                     ARTICLE III

                                CONDITIONS OF LENDING

    3.1. CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of each Lender to make its initial Loan is subject to satisfaction of the conditions precedent that the Agents shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Agents and each Lender and (except for the Notes) in sufficient copies for each Lender:

    (a)     The Notes payable to the order of each Lender.

    (b) Certified copies of (i) the resolutions of the Board of Directors of each Loan Party (or a duly authorized committee thereof) approving each Loan Document and each Related Document to which it is a party and (ii) all documents evidencing other necessary corporate action and required governmental and third party approvals, licenses and consents with respect to each Loan Document and each Related Document and the transactions contemplated thereby.

    (c) A copy of the articles or certificate of incorporation of each Loan Party, certified as of a date within 90 days prior to the Closing Date by the Secretary of State of the state of incorporation of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party, and a copy of the certificate of incorporation and the By-Laws of each Loan Party certified as of the Closing Date by the Secretary or an Assistant Secretary of such Loan Party.

    (d) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of each officer of such Loan Party who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party.

    (e) Each of the Guaranties, duly executed by the Guarantor party thereto.

    (f) An amendment to the Pledge Agreement, duly executed by each party thereto, causing the Obligations to be secured thereby, together with evidence that all action necessary or, in the opinion of the Documentation Agent, desirable to perfect and protect the Liens created by the Pledge Agreement (including, without limitation, the filing of financing statements under the UCC) has been taken.

    (g) An amendment to the Collateral Agency Agreement, duly executed by the Documentation Agent, the Collateral Agent and the Trustee, causing the Collateral Agent to act in such capacity with respect to the Obligations as secured by the Pledge Agreement.

    (h) Opinions of Crouch & Hallett, counsel to the Loan Parties, and of Wayne Kern, counsel to the Loan Parties, in substantially the form of Exhibits G and H, respectively, and as to such other matters as any Lender through the Documentation Agent may reasonably request.

    (i) A certificate of the chief financial officer of each of the Parent and the Borrower stating that each such Person and its Subsidiaries, on a consolidated basis, is Solvent after giving effect to the initial Loans, the application of the proceeds thereof in accordance with Section 6.10, respectively, and the payment of all estimated legal, investment banking, accounting and other fees related hereto and thereto.

    (j) A certificate in substantially the form of Exhibit J, signed by a Responsible Officer of the Borrower, to the effect that the conditions specified in Sections 3.2 and 3.3 have been met.

    (k) A duly executed copy of a letter from KPMG Peat Marwick (the "Auditor") in substantially the form of Exhibit I.

    (l) Such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

    3.2. ADDITIONAL CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of each Lender to make its initial Loan is subject to the further conditions precedent that:

    (a)     On the Closing Date, the following statements shall be true:

            (i) All necessary governmental and third party approvals required to be obtained by any Loan Party in connection with the transactions contemplated hereby have been obtained and remain in effect;

            (ii) There exists no judgment, order, injunction or other restraint prohibiting or in the reasonable judgment of the Majority Lenders imposing materially adverse conditions upon the consummation of the transactions contemplated hereby or by any of the Related Documents; and

            (iii) There exists no claim, action, suit, investigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which relates to the transactions contemplated hereby or by any of the Related Documents or which has any reasonable likelihood of having a Material Adverse Effect.

    (b) All costs and accrued and unpaid fees and expenses (including, without limitation, legal fees and expenses) required to be paid to the Lenders on or before the Closing Date, including, without limitation, those referred to in Sections 2.3 and 10.4, to the extent then due and payable, shall have been paid.

    (c) There shall not have occurred any Material Adverse Change since December 31, 1995, and no Lender, in its sole judgment reasonably exercised, shall have determined that there has occurred any adverse change which such Lender deems material in the financial or capital markets (including, without limitation, the market for senior debt financings) generally, since April 30, 1996.

    (d) Nothing contained in any public disclosure made by the Parent, the Borrower or any of their respective Subsidiaries after April 30, 1996 or in any information disclosed to the Lenders by the Parent, the Borrower or any of their respective Subsidiaries after such date shall lead the Administrative Agent, the Documentation Agent or any Lender to determine, and none of the Administrative Agent, the Documentation Agent or any Lender shall have become aware of any fact or condition not disclosed to them prior to April 30, 1996 which shall lead the Administrative Agent, the Documentation Agent or any Lender to determine, that the condition (financial or otherwise), operations, performance, properties or prospects of the Parent, the Borrower and the Borrower's Subsidiaries, taken as a whole, are different in any material and adverse respect from that information which was delivered by the Borrower to the Administrative Agent, the Documentation Agent or any Lender not later than such date.

    (e) No Lender, in its sole judgment exercised reasonably, shall have determined that there is any claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which has any reasonable likelihood of having a material adverse effect on the condition (financial or otherwise), operations, business, properties or prospects of the Parent, the Borrower and the Borrower's Subsidiaries, taken as a whole.

    (f) Each Lender shall be satisfied, in its sole judgment exercised reasonably, with the corporate, capital, legal and management structure of the Borrower and its Subsidiaries, and shall be satisfied, in its sole judgment exercised reasonably, with the nature and status of all Contractual Obligations, securities, labor, tax, ERISA, employee benefit, environmental, health and safety matters, in each case, involving or affecting the Borrower or any of its Subsidiaries.

    3.3. CONDITIONS PRECEDENT TO EACH LOAN. The obligation of each Lender to make any Loan (including the Loan being made by such lender on the Closing
Date) shall be subject to the further conditions precedent that:

    (a) The following statements shall be true and correct on the date of such Loan, before and after giving effect thereto and to the application of the proceeds therefrom (and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan such statements are true):

            (i) The representations and warranties of the Borrower contained in Article IV and of each Loan Party in the other Loan Documents (other than those representations and warranties which specifically relate to an earlier date) are true and correct on and as of such date as though made on and as of such date;

            (ii) No Default or Event of Default is continuing or would result from any Loan being made on such date; and

            (iii) The making of the Loans on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

    (b) The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.


                                      ARTICLE IV

                            REPRESENTATIONS AND WARRANTIES

    To induce the Lenders, the Administrative Agent and the Documentation Agent to enter into this Agreement, the Borrower represents and warrants to the Lenders, the Administrative Agent and the Documentation Agent that:

    4.1. CORPORATE EXISTENCE; COMPLIANCE WITH LAW. The Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which the failure so to qualify has a reasonable likelihood of having a Material Adverse Effect; (c) has all requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business in all material respects as now or currently proposed to be conducted;
(d) is in compliance with its certificate of incorporation and by-laws; (e) is in compliance with all other applicable Requirements of Law except such non-compliance as would not have a Material Adverse Effect; and (f) has all necessary licenses, permits, consents and approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents or approvals which can be obtained by the taking of ministerial action to secure the grant or transfer thereof or which the failure to have would not have any reasonable likelihood of having a Material Adverse Effect.

    4.2. CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. (a) The execution, delivery and performance by the Borrower and its Subsidiaries of each Loan Document to which it is a party and the consummation of the transactions related to the financing contemplated hereby:

            (i)    are within such Person's corporate powers;

            (ii) have been duly authorized by all necessary corporate action, including, without limitation, the consent of shareholders where required;

            (iii) do not and will not (A) contravene the Borrower's or any of its Subsidiaries' respective certificate of incorporation or by-laws or other comparable governing documents, (B) violate any other applicable Requirement of Law (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System) or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of the Borrower or any of its Subsidiaries other than conflicts, breaches, defaults, terminations or accelerations that, individually or in the aggregate, could not have any reasonable likelihood of having a Material Adverse Effect, (D) require or permit the acceleration of any Indebtedness of the Borrower or any of its Subsidiaries or (E) result in the creation or imposition of any Lien upon any of the property of the Borrower or any of its Subsidiaries, other than those in favor of the Collateral Agent on behalf of and for the ratable benefit of the Secured Parties and the
    Noteholders: and

            (iv) do not require the consent of, authorization by, approval of, notice to or filing or registration with, any Governmental Authority or any other Person, other than (A) those which have been obtained and copies of which have been delivered to the Administrative Agent pursuant to this Agreement, each of which is in full force and effect, (B) those which, if not obtained, could not have any reasonable likelihood of having a Material Adverse Effect and (C) as may be required by the Communications Act of 1934, as heretofore or hereafter amended from time to time or any successor thereto, and any regulations and legally enforceable guidance promulgated thereunder in connection with the transfer of ownership or control of radio and television broadcasting stations or as a result of the execution of the Loan Documents and the Indenture to the extent that such a filing is required under 47 C.F.R. Section 73.3613 (1991).

    (b) This Agreement has been, and each of the other Loan Documents to which the Borrower or its Subsidiaries is a party will have been, upon delivery thereof pursuant to this Agreement, duly executed and delivered by each such Person. This Agreement is, and the other Loan Documents to which the Borrower or its Subsidiaries is a party will be, when delivered hereunder, the legal, valid and binding obligation of each such Person, enforceable against it in accordance with its terms.

    (c) The execution, delivery and performance by the Borrower and its Subsidiaries of each Related Document to which it is a party and the consummation of the transactions contemplated thereby:

            (i)    are within such Person's respective corporate powers:

            (ii) at the Closing Date will have been duly authorized by all necessary corporate action, including the consent of shareholders where required;

            (iii) do not and will not (A) contravene the Borrower's or any of its Subsidiaries' respective certificate of incorporation or by-laws or other comparable governing documents, (B) violate any other Requirement of Law or any order or decree of any Governmental Authority or arbitrator,
    (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of the Borrower or any of its Subsidiaries other than breaches, defaults, terminations or accelerations that, individually or in the aggregate, could not have any reasonable likelihood of having a Material Adverse Effect, (D) require or permit the acceleration of any Indebtedness of the Borrower or any of its Subsidiaries or (E) result in the creation or imposition of any Lien upon any of the property of the Borrower or any of its Subsidiaries, other than those in favor of the Collateral Agent on behalf of and for the ratable benefit of the Secured Parties and the Noteholders; and

            (iv) do not require the consent of, authorization by, approval of, notice to or filing or registration with, any Governmental Authority or any other Person, other than those required as a result of the execution of the Loan Document. and the Indenture to the extent that such a filing is required under 47 C.F.R.
    Section 73.3613 (1991) and those which have been obtained or, if not obtained, could not have any reasonable likelihood of having a Material Adverse Effect.

    (d) Each of the Related Documents to which the Borrower or its Subsidiaries is a party has been duly executed and delivered by each such Person and is the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms.

    4.3. TAXES. (a) All federal, and all material state and local, tax returns, reports and statements required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed, and all taxes, charges and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where such non-payment would not, individually or in the aggregate, have a Material Adverse Effect. Except for immaterial bookkeeping errors, proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies. Except as disclosed on
Schedule 4.3, as of the Closing Date, none of the Borrower or any of its Tax Affiliates has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges other than agreements or documents executed prior to such Person's becoming a Tax Affiliate. None of the Borrower or any of its Subsidiaries has any obligation under any written tax sharing agreement other than that to which the Majority Lenders have consented.

    (b) As of the Closing Date, (i) no property owned by the Borrower or any of its Tax Affiliates is property which the Borrower or any of its Tax Affiliates is or will be required to treat as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code, (ii) none of the Borrower or any of its Tax Affiliates has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code) owned by the Borrower or any of its Tax Affiliates and (iii) none of the Borrower or any of its Tax Affiliates has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method initiated by the Borrower or any of its Tax Affiliates and none of the Borrower or any of its Tax Affiliates has any knowledge that the IRS has proposed any such adjustment or change in accounting method.

    4.4. FULL DISCLOSURE. No written statement prepared or furnished by or on behalf of the Borrower or any of its Affiliates in connection with any of the Loan Documents or the Related Documents or the consummation of the transactions contemplated thereby, and no financial statement delivered pursuant hereto or thereto, contained, as of the date such statement was furnished or delivered, any untrue statement of a material fact or omitted to state as of the date such statement was furnished or delivered, a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Borrower which the Borrower has not disclosed to the Lenders which is material to the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise.

    4.5. FINANCIAL MATTERS. (a) The consolidated balance sheet of the Parent, the Borrower and its Subsidiaries as at December 31, 1995, and the related consolidated statements of income, retained earnings and cash flow of the Parent, the Borrower and its Subsidiaries for the fiscal year then ended, certified by KPMG Peat Marwick, and the consolidated balance sheets of the Parent and its Subsidiaries as of March 31, 1996, and the related consolidated statements of income, retained earnings and cash flow of the Parent and its Subsidiaries for the three months then ended, certified by the chief financial officer of the Parent, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheets as of March 31, 1996, and said statements of income, retained earnings and cash flow for the three months then ended, to year-end audit adjustments, the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the consolidated results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in conformity with GAAP.

    (b) Since December 31, 1995, there has been no development which has had or is likely to have a material adverse effect on the condition (financial or otherwise), performance, property or prospects of the Parent, the Borrower and the Borrower's Subsidiaries, taken as a single enterprise.

    (c) Neither the Borrower nor any of its Subsidiaries had, at December 31, 1995, any obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected on the balance sheet at such date referred to in subsection (a) above or in the notes thereto and which would have a Material Adverse Effect.

    (d) The unaudited pro forma consolidated balance sheet of the Parent, the Borrower and its consolidated Subsidiaries, certified by the chief financial officer of the Borrower as having been prepared in conformity with GAAP (the "Pro Forma Balance Sheet"), a copy of which has been delivered to each Lender, has been prepared as of December 31, 1995, adjusted to give effect to the financing contemplated hereby and fees and expenses payable in connection herewith, reflects, as of such date, on a pro forma basis, the consolidated financial condition of the Borrower and its Subsidiaries assuming the financings contemplated hereby had actually occurred on such date, and the Projections and assumptions expressed therein were reasonably based on the information available to the Borrower at the time so furnished and on the Closing Date.

    4.6. LITIGATION. Except as set forth on Schedule 4.6, there are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings to which the Borrower or any of its Subsidiaries is or could reasonably be expected to become a party or, to the Borrower's knowledge, affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator with respect to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, are reasonably likely to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any of the Loan Documents or the Related Documents is not restrained or enjoined (either temporarily, preliminarily or permanently), and no material adverse condition has been imposed by any Governmental Authority or arbitrator upon any of the foregoing transactions.

    4.7. MARGIN REGULATIONS. (a) No proceeds of any Borrowing will be used to acquire any equity security of a class which is registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended, in contravention of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

    (b) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Borrowing will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in contravention of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

    4.8. OWNERSHIP OF BORROWER; SUBSIDIARIES. (a) The authorized Stock of the Borrower consists of 10,000 shares of common stock, $1.00 par value per share, of which 100 shares are issued and outstanding. All of the outstanding Stock of the Borrower has been validly issued, is fully paid and non-assessable and is owned beneficially and of record by the Parent, free and clear of all Liens other than the Liens granted to the Collateral Agent pursuant to the Pledge Agreement. No authorized but unissued and no treasury shares of Stock of the Borrower are subject to any option, warrant, right of conversion or purchase of any similar right. There are no agreements or understandings with respect to the voting, sale or transfer of any shares of Stock of the Borrower.

    (b) Set forth on Schedule 4.8 (as such Schedule may be amended by the Borrower from time to time) is a complete and accurate list showing all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its incorporation, the number of shares of each class of Stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower. Except as set forth on Schedule 4.8 (as such Schedule may be amended by the Borrower from time to time), and except in connection with Permitted Investments, no Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding Stock of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by the Borrower, free and clear of all Liens other than Liens granted to the Collateral Agent pursuant to the Collateral Documents. Neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any shares of any such Subsidiary's Stock, other than the Loan Documents and the Indenture. As of the Closing Date, the Borrower does not own or hold, directly or indirectly, any Stock or equity security of, or any equity interest in, any Person other than such Subsidiaries.

    4.9. ERISA. (a) Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time) lists all Plans subject to Section 412 of the Code, Multiemployer Plans, or welfare benefit plans, as defined in Section 3(1) of ERISA (the "Welfare Benefit Plans"), providing retiree benefits maintained or contributed to by the Borrower and its Subsidiaries and all Qualified Plans maintained or contributed to by any ERISA Affiliate, and separately identifies the Title IV Plans, Multiemployer Plans and Welfare Benefit Plans.

    (b) Except as set forth on Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time), each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Borrower nothing has occurred which would cause the loss of such qualification or tax-exempt status.

    (c) Each Plan is in compliance in all material respects with applicable provisions of ERISA and the Code, including the filing of reports required under the Code or ERISA which are true and correct in all material respects as of the date filed, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits in excess of $50,000 have been paid in accordance with the provisions of each such Plan.

    (d) None of the Borrower nor any of its Subsidiaries or any ERISA Affiliate, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the Code or
Section 302 of ERISA or the terms of any such Qualified Plan.

    (e) Except as set forth on Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time), no Title IV Plan has any Unfunded Pension Liability.

    (f) With respect to all Plans which are Welfare Benefit Plans providing retiree benefits or are not funded totally through insurance, the present value of future anticipated expenses, net of applicable insurance or assets, pursuant to the latest actuarial projections of liabilities does not exceed $500,000, and copies of such latest projections have been provided to the Lenders.

    (g) With respect to Pension Plans, other than Qualified Plans, the present value of the liabilities, net of applicable insurance or assets, for current participants thereunder using PBGC interest assumptions does not exceed $500,000.

    (h) Except as set forth on Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time), there has been no and nor is there reasonably expected to occur any ERISA Event or event described in Section 4068 of ERISA with respect to any Title IV Plan.

    (i) Except as set forth on Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time), there are no pending or, to the knowledge of Borrower or any of its Subsidiaries, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (i) any Plan or its assets, (ii) any fiduciary with respect to any Plan or (iii) the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan.

    (j) Except as set forth on Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time), none of the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred or has any reasonable likelihood of incurring any Withdrawal Liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan (and no event has occurred which, with the giving of notice under Section 4219 or ERISA, would result in any such liability).

    (k) Except as set forth on Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time), within the last five years none of the Borrower, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction within the meaning of Section 4069 of ERISA.

    (l) Except as set forth on Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time), no Plan which is a Welfare Benefit Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant) which would result in a liability in an amount which would have a Material Adverse Effect. The Borrower, each of its Subsidiaries and each ERISA Affiliate has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder, except where there is no reasonable likelihood of a Material Adverse Effect as the result of such non-compliance, individually or in the aggregate.

    (m) Except as set forth on Schedule 4.9 (as such Schedule may be amended by the Borrower from time to time), neither the Borrower nor any of its Subsidiaries has engaged in a prohibited transaction, as defined in Section 4975 of the Code or Section 406 of ERISA, in connection with any Plan, which would subject or has any reasonable likelihood of subjecting the Borrower or any of its Subsidiaries (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the Code or any other material liability.

    4.10. LIENS. There are no Liens of any nature whatsoever on any properties of the Borrower or any of its Subsidiaries other than those permitted by Section 7.1. The Liens granted by the Borrower and its Subsidiaries to the Collateral Agent on behalf and for the ratable benefit of the Secured Parties and the Noteholders pursuant to the Collateral Documents are fully perfected first priority Liens in and to the Collateral.

    4.11. RELATED DOCUMENTS. None of the Related Documents has been amended or modified in any material respect and no material provision therein has been waived, and each of the representations and warranties therein is true and correct in all material respects as of the date such representations and warranties are made or deemed to be made and no default or event which with the giving of notice or lapse of time or both would be a default has occurred thereunder other than such breaches and defaults which would not, directly or indirectly, have, individually or in the aggregate, a Material Adverse Effect.

    4.12. NO BURDENSOME RESTRICTIONS; NO DEFAULTS. (a) Except as set forth on Schedule 4.12, neither the Borrower nor any of its Subsidiaries is (i) a party to any Contractual Obligation which is reasonably likely to have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a Lien on the property or assets of any thereof except as permitted by
Section 7.1 or (ii) subject to any charter or corporate restriction which could have a Material Adverse Effect.

    (b) None of the Borrower, its Subsidiaries or, to the knowledge of the Borrower, any other party is in default under or with respect to any Contractual Obligation other than those defaults which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    (c) After application of the proceeds of the Loans made on the Closing Date, no Event of Default or Default has occurred and is continuing.

    (d) As of the Closing Date, no Requirement of Law could reasonably be expected to have a Material Adverse Effect.

    (e) None of the Subsidiaries (other than Excluded Subsidiaries) of the Borrower is subject to any restriction or limitation on its ability to declare or make any dividend payment or other distribution on account of any shares of any class of its Stock or on its ability to purchase, redeem or otherwise acquire for value or make any payment in respect of any such shares or any shareholder rights.

    4.13. NO OTHER VENTURES. Except as set forth on Schedule 4.13 or as a result of Permitted Investments, neither the Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

    4.14. INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or "promoter" or "principal underwriter" for, or "controlled" by, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Loan Documents will not violate any provision of such Act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

    4.15. INSURANCE. All policies of insurance of any kind or nature owned by or issued to the Borrower or any of its Subsidiaries are in full force and effect and, as of any date, are of a nature and provide such coverage as is customarily carried by companies of the size and character of such Person at such date and which the Borrower deems adequate to protect against material losses.

    4.16. LABOR MATTERS. There are no strikes, other labor disputes or grievances pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened which could have a Material Adverse Effect. All material payments due from the Borrower or its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or its Subsidiaries, to the extent required by GAAP.

    4.17. FORCE MAJEURE. Neither the business nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which has any reasonable likelihood of having a Material Adverse Effect.

    4.18. USE OF PROCEEDS. The proceeds of the Loans are being or will be used by the Borrower solely to purchase Senior Notes and for the payment of related costs, fees and expenses.

    4.19. ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.19, all real property owned or leased by the Borrower or any of its Subsidiaries has, at all times during any such Person's tenancy, been free of contamination from any substance or material currently identified as being toxic or hazardous pursuant to any Federal, state or local statue, rule or regulation (collectively, the "Environmental Laws"), including any asbestos, PCB, radioactive substance, methane, volatile hydrocarbons, industrial solvents or any other material or substance which has in the past or which is reasonably likely in the future to cause or constitute a health, safety or environmental hazard to any Person or property that could have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has caused or suffered to occur any discharge, spillage, uncontrolled loss, seepage or filtration of oil or petroleum or chemical liquids or solids, liquid or gaseous products, hazardous waste, or hazardous substance (a "Spill") at, under or within any real property owned or leased by any such Person that could have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is involved in operations which could lead to the imposition of any liability or Lien on any such Person or any owner of the premises occupied by any such Person under any Environmental Law that could have a Material Adverse Effect nor has any such Person permitted any tenant or occupant of such premises to engage in any such activity that could have a Material Adverse Effect.

    4.20. TRANSACTION COSTS AND FEES. The Borrower has previously delivered to the Lenders a reasonable estimate of all anticipated costs, fees and expenses of the Loan Parties and their Subsidiaries in connection with the financings contemplated hereby.

    4.21. INTELLECTUAL PROPERTY. The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, except where the failure to so own or license or have the right to use would not have a Material Adverse Effect, without material infringement upon or conflict with the rights of any other Person with respect thereto, including, without limitation, all trade names associated with any private label brands of any Loan Party or any of their respective Subsidiaries. To the best knowledge of the Borrower, except as set forth on Schedule 4.21, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of their respective Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened other than infringements or conflicts which would have no reasonable likelihood, individually or in the aggregate, of having a Material Adverse Effect. No patent, invention, device, application, principle, statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which has any reasonable likelihood of having a Material Adverse Effect.

    4.22. TITLE. (a) The Borrower and its Subsidiaries own good and marketable title to all of the Real Estate purported to be owned by them, which Real Estate is at the date hereof described in Schedule 4.22(a), and good title to, or valid leasehold interests in, all other properties and assets purported to be owned by the Borrower or any of its Subsidiaries, including, without limitation, all property reflected in the latest balance sheet referred to in
Section 4.5(a), and none of such properties and assets, including, without limitation, the Real Estate, is subject to any Lien, except Liens permitted hereunder. The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Borrower's and its Subsidiaries' right, title and interest in and to all such property.

    (b) All real property leased at the date hereof by the Borrower or any of its Subsidiaries is listed on Schedule 4.22(b), setting forth information regarding the commencement date, termination date, renewal options (if any) and annual base rents for the years 1992 and 1993. Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect except for such invalidity or unenforceability as would not, in the aggregate, have a Material Adverse Effect. As of the Closing Date, neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for defaults or events identified on Schedule 4.22(b) or defaults which would not in the aggregate have a Material Adverse Effect.

    (c) Except in connection with transactions permitted hereunder, neither the Borrower nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by the Borrower or any of its Subsidiaries.

    (d) Except as set forth on Schedule 4.22(d), neither the Borrower nor any of its Subsidiaries has received any notice, nor has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the Borrower or any of its Subsidiaries or any part thereof other than proceedings initiated following the Closing Date which, individually or in the aggregate, have no reasonable likelihood of having a Material Adverse Effect.

    (e) No portion of any real property owned or leased by the Borrower or any of its Subsidiaries has, as of the Closing Date, suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition other than damages or losses occurring following the Closing Date which, individually or in the aggregate, have no reasonable likelihood of having a Material Adverse Effect.

    4.23. CERTAIN INDEBTEDNESS. Schedule 4.23 separately identifies, as of the Closing Date, all Indebtedness of the Borrower and its Subsidiaries which is either (a) for borrowed money, (b) incurred outside of the ordinary course of the business in a manner inconsistent with past practice or (c) material to the financial condition, business, operations or prospects of the Borrower or such Subsidiary, $1,000,000 being hereby deemed material for purposes of this
Section 4.23.

    4.24. RESTRICTED PAYMENTS. Except as set forth in Schedule 4.24 and except for transactions entered into following the Closing Date and otherwise permitted hereunder, since December 31, 1995, (a) the Borrower has not declared or made any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of their respective Stock, (b) the Borrower nor any of its Subsidiaries has made any payment or distribution on account of any Indebtedness for or in respect of borrowed money (other than the making of regularly scheduled interest payments and payments under Indebtedness owed to the Borrower or its Subsidiaries by Subsidiaries of the Borrower), (c) the Borrower has not purchased, redeemed or otherwise acquired for value or made any payment in respect of any of its Stock or Stock Equivalents and (d) neither the Borrower nor any of its Subsidiaries has purchased, redeemed, prepaid, defeased or otherwise acquired for value any Indebtedness for or in respect of borrowed money.

                                      ARTICLE V

                                 FINANCIAL COVENANTS

    From and after the Closing Date and as long as any of the Obligations or the Commitment remain outstanding, unless the Majority Lenders otherwise consent in writing:

    5.1. TOTAL DEBT TO EBITD RATIO. The Borrower shall maintain a ratio of Total Debt on the last day of each Fiscal Quarter set forth below to EBITD of the Borrower for the 12 months ending on the last day of such Fiscal Quarter not in excess of the ratio set forth below for such Fiscal Quarter:

    Fiscal Quarter Ending On                               Maximum Ratio
    ------------------------                               -------------

    June 30, 1996                                            4.25 to 1
    September 30, 1996                                       3.90 to 1
    December 31, 1996                                        3.60 to 1

    March 31, 1997                                           3.60 to 1
    June 30, 1997                                            3.60 to 1
    September 30, 1997                                       3.30 to 1
    December 31, 1997                                        3.10 to 1


    5.2. TOTAL INTEREST COVERAGE RATIO. The Borrower shall maintain, for the twelve-month period ending on the last day of each Fiscal Quarter set forth below, a Total Interest Coverage Ratio not less than the ratio set forth below for such Fiscal Quarter:

    Fiscal Quarter Ending On                               Minimum Ratio
    ------------------------                               -------------

    June 30, 1996                                            1.95 to 1
    September 30, 1996                                       1.95 to 1
    December 31, 1996                                        2.00 to 1

    March 31, 1997                                           2.00 to 1
    June 30, 1997                                            2.00 to 1
    September 30, 1997                                       2.25 to 1
    December 31, 1997                                        2.50 to 1

    5.3. TOTAL DEBT SERVICE RATIO. The Borrower shall maintain, for the twelve-month period ending on the last day of each Fiscal Quarter until the Termination Date, a Total Debt Service Ratio of not less than 1.10 to 1 for each such Fiscal Quarter.

    5.4. CAPITAL EXPENDITURES. The Borrower shall not, and shall not permit any of its Subsidiaries to, make Capital Expenditures, in aggregate amounts, in excess of $23,000,000 during its Fiscal Year ending December 31, 1996, and $23,000,000 during its Fiscal Year ending December 31, 1997; PROVIDED, HOWEVER, that the Borrower and its Subsidiaries may carry forward the amount of any Capital Expenditures permitted to be made in any Fiscal Year but not made in such Fiscal Year to the following Fiscal Year, and, if such carry-forward is made, Capital Expenditures made in such following Fiscal Year shall be applied first against amounts for such following Fiscal Year and then against amounts so carried forward from the previous Fiscal Year, except that no amount of Capital Expenditures permitted to be carried forward pursuant to this PROVISO may be carried forward more than one Fiscal Year.


                                      ARTICLE VI

                           ADDITIONAL AFFIRMATIVE COVENANTS

    As long as any of the Obligations or the Commitment remain outstanding, unless the Majority Lenders otherwise consent in writing:

    6.1. COMPLIANCE WITH LAWS, ETC. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law, Contractual Obligations, commitments, instruments, licenses, permits and franchises, including all Permits, except for such non-compliance as would not have a Material Adverse Effect.

    6.2. CONDUCT OF BUSINESS. The Borrower shall (a) use, and cause each of its Subsidiaries to use, its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries and (b) preserve, and cause each of its Subsidiaries to preserve, all registered patents, trademarks, trade names, copyrights and service marks with respect to its business except where the failure to so preserve would not have a Material Adverse Effect.

    6.3. PAYMENT OF TAXES, ETC. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all lawful claims, taxes, assessments and governmental charges or levies, except where nonpayment would not, individually or in the aggregate, have a Material Adverse Effect.

    6.4. MAINTENANCE OF INSURANCE. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates. The Borrower shall furnish to the Lenders from time to time such information as may be requested as to such insurance.

    6.5. PRESERVATION OF CORPORATE EXISTENCE, ETC. The Borrower shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except, in the case of franchises and foreign qualifications to do business, where failure to do so would not have a Material Adverse Effect.

    6.6. ACCESS. The Borrower shall, at any reasonable time and from time to time, permit the Administrative Agent, the Documentation Agent or any of the Lenders or any agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each of its Subsidiaries, (b) visit the properties of the Borrower and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with any of their respective officers or directors and
(d) communicate directly with the Borrower 'a independent certified public accountants. The Borrower, by its execution of this Agreement, authorizes its independent certified public accountants to disclose to the Administrative Agent, the Documentation Agent or any Lender any and all financial statements and other information of any kind, including, without limitation, copies of any management letter, or the substance of any oral information that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any of its Subsidiaries.

    6.7. KEEPING OF BOOKS. The Borrower shall keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in conformity with GAAP.

    6.8. MAINTENANCE OF PROPERTIES, ETC. The Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties which are used or useful or necessary in the conduct of its business in good working order and condition.

    6.9. PERFORMANCE AND COMPLIANCE WITH OTHER COVENANTS. The Borrower shall perform, observe and comply with, and cause each of its Subsidiaries to perform, observe and comply with, in all material respects, all the terms, covenants and conditions required to be performed and observed by it under the Related Documents and its other Contractual Obligations (including, without limitation, to pay all rent and other charges payable under any lease), and do, and cause its Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations, where failure to do so in any of the foregoing cases would have a Material Adverse Effect.

    6.10. APPLICATION OF PROCEEDS. The Borrower shall use the entire amount of the proceeds of the Loans as provided in Section 4.18; PROVIDED, HOWEVER, that none of the Senior Notes may be purchased for an amount in excess of 110% of the principal amount thereof.

    6.11.   FINANCIAL STATEMENTS.  The Borrower shall furnish to the Lenders:

    (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated balance sheets of each of the Parent and the Borrower as of the end of such quarter and consolidated statements of income, retained earnings and cash flow of each of the Parent and the Borrower for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer of the Parent and the Borrower as having been prepared in conformity with GAAP, together with (i) certificates of such officers stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Parent or the Borrower proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Administrative Agent and each Lender of the computations used by the Borrower in determining compliance with all financial covenants contained herein, (iii) a schedule of dividends paid by the Borrower to the Parent during such Fiscal Quarter, including a schedule of Designated Dividends,
(iv) a schedule of Permitted Investments made by the Borrower and its Subsidiaries during such Fiscal Quarter and (v) a schedule for the Applicable Base Rate Margin and Applicable Eurodollar Rate Margin for the next Fiscal Quarter;

    (b) as soon as available and in any event within 120 days after the end of each Fiscal Year, consolidated balance sheets of each of the Parent and the Borrower as of the end of such year and consolidated statements of income, retained earnings and cash flow of each of the Parent and the Borrower for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Year, certified by KPMG Peat Marwick or other nationally recognized independent public accountants acceptable to the Majority Lenders, together with (i) a certificate of such accounting firm stating that, in the course of the regular audit of the business of the Parent, the Borrower and the Borrower's Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof together with a statement by the chief financial officer of the Parent and of the Borrower as to the action which the Parent or the Borrower proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Administrative Agent and each Lender of the computations used by such accountants in determining, as of the end of such Fiscal Year, the Borrower's compliance with all financial covenants contained herein, (iii) a schedule of dividends paid by the Borrower to the Parent during such Fiscal Year, including a schedule of Designated Dividends, (iv) a schedule of Permitted Investments made by the Borrower and its Subsidiaries during such Fiscal Year and (v) a schedule of the Applicable Base Rate Margin and Applicable Eurodollar Rate Margin for the first Fiscal Quarter of the next Fiscal Year;

    (c) promptly after the same are received by the Borrower, a copy of each management letter provided to the Borrower by its independent certified public accountants which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower or any of its Subsidiaries; and

    (d) as soon as available and in any event no later than 30 days after the end of each Fiscal Year, quarterly financial projections for the Borrower, on a consolidated basis, for the ensuing Fiscal Year.

    6.12.   REPORTING REQUIREMENTS.  The Borrower shall furnish to the Lenders:

    (a) (i) promptly and in any event within 30 days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred and (ii) promptly and in any event within 10 Business Days after the Borrower, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under
Section 412 of the Code has been filed with respect to any Qualified Plan, a written statement of the chief financial officer or other appropriate officer of the Borrower describing such ERISA Event or waiver request and the action, if any, which the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

    (b) promptly and in any event within 30 days after the filing thereof by the Borrower, any of its Subsidiaries or any ERISA Affiliate, a copy of each annual report (Form 5500 Series, including Schedule B thereto) with respect to each Pension Plan, and upon request by any Lender through the Administrative Agent with respect to any other Plan;

    (c) promptly and in any event within 30 days after receipt thereof, a copy of any notice which would have an adverse effect, determination letter, ruling or opinion the Borrower, any of its Subsidiaries or any ERISA Affiliate receives from the PBGC, DOL or IRS with respect to any Qualified Plan;

    (d) promptly and in any event within 10 Business Days after receipt thereof, a copy of any correspondence the Borrower, any of its Subsidiaries or any ERISA Affiliate receives from the plan sponsor (as defined by Section 4001(a)(10) of ERISA) of any Multiemployer Plan concerning potential withdrawal liability of the Borrower, any of its Subsidiaries or any ERISA Affiliate, or notice of any reorganization with respect to any Multiemployer Plan, together with a written statement of the chief financial officer or other appropriate officer of the Borrower of the action which the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto;

    (e) promptly and in any event within 30 days after the adoption thereof, notice of (i) any amendment to a Title IV Plan which results in an increase in benefits or the adoption of any new Title IV Plan and (ii) any amendment to a, or adoption of a new, welfare benefit plan, as defined in
Section 3(1) of ERISA, which the Borrower or any of its Subsidiaries maintains or contributes or has an obligation to contribute to and which results in an increase in benefits for retirees or new benefits for retirees;

    (f) promptly and in any event within 10 Business Days after receipt of written notice of commencement thereof, notice of any action, suit or proceeding before any Governmental Authority or arbitrator affecting the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan, except those which, individually or in the aggregate if adversely determined, would have no reasonable likelihood of having a Material Adverse Effect;

    (g) promptly and in any event within 30 days after notice or knowledge thereof, notice that the Borrower or any of its Subsidiaries becomes subject to the tax on prohibited transactions imposed by Section 4975 of the Code, together with a copy of Form 5330;

    (h) promptly after the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, which could have any reasonable likelihood of having a Material Adverse Effect;

    (i) promptly and in any event within two Business Days after the Borrower becomes aware of the existence of (i) any Default or Event of Default,
(ii) any breach or nonperformance of, or any default under, any Related Document or any Contractual Obligation which is material to the business, prospects, operations or financial condition of the Borrower or any of its Subsidiaries or
(iii) any Material Adverse Effect, any Material Adverse Change or any development or other information which might have a Material Adverse Effect, telephonic, telecopy or telegraphic notice specifying the nature of such Default, Event of Default, development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two days;

    (j) promptly after the sending or filing thereof, copies of all notices, certificates or reports delivered pursuant to any Related Document;

    (k) promptly after the sending or filing thereof, copies of all the proxy statements, financial statements or reports which Parent or the Borrower sends to its security holders generally, and copies of all reports and registration statements which the Parent or the Borrower or any of the Borrower's Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

    (l) upon the request of any Lender, through the Administrative Agent, copies of all federal, state and local tax returns and reports filed by the Borrower or any of its Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes); and

    (m) such other information respecting the business, properties or condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

    6.13. BROKER'S FEE. The Borrower shall indemnify the Administrative Agent, the Documentation Agent and the Lenders for, and hold the Administrative Agent, the Documentation

Agent and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Documentation Agent or any of the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or its Subsidiaries in connection with the transactions contemplated by this Agreement.

    6.14. EMPLOYEE PLANS. (a) With respect to other than a Multiemployer Plan, for each Qualified Plan hereafter adopted or maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate, the Borrower shall (i) seek, and cause such of its Subsidiaries and ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such Qualified Plan is qualified within the meaning of Section 401(a) of the Code; and (ii) from and after the adoption of any such Qualified Plan, cause such plan to be qualified within the meaning of Section 401(a) of the Code and to be administered in all material respects in accordance with the requirements of ERISA and Section 401(a) of the Code.

    (b) With respect to each Welfare Benefit Plan hereafter adopted or maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate, the Borrower shall comply, and cause such of its Subsidiaries and ERISA Affiliates to comply, with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder provided that such failure to comply shall not result in a loss of deduction or imposition of a tax or penalty in excess of $100,000.

    (c) With respect to each HMC Affiliate Plan, the Borrower shall promptly furnish to the Banks and in any event within ten Business Days after any HMC ERISA Affiliate:

            (i) failed to make a required contribution to any HMC Affiliate Plan which would result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA, a statement of the chief financial officer of the Borrower describing the action, if any, which such HMC ERISA Affiliate proposes to take with respect thereto, together with a copy of the notice to the PBGC of such failure;

            (ii) knows or has reason to know that a Reportable Event has occurred and as a result thereof there are reasonable grounds for the termination of a HMC Affiliate Plan by the PBGC, a statement of the chief financial officer of the Borrower describing such Reportable Event and the action, if any, which the HMC ERISA Affiliate proposes to take with respect thereto;

            (iii) has or intends to terminate any HMC Affiliate Plan under a distress termination within the meaning of Section 4041(c) of ERISA, a copy of such notice;

            (iv) has received a notice of liability and demand for payment from a HMC Affiliate Plan, which is a multiemployer plan as defined in
    Section 4001(a)(3) of ERISA, and such liability is not satisfied when due and payable, a copy of such notice; and

            (v) has failed to comply with the notice and benefit continuation requirements of COBRA where such failure will result in a loss of deduction or imposition of a tax or penalty, a copy of a statement of such noncompliance.

    6.15. ENVIRONMENTAL MATTERS. The Borrower shall, and shall cause each of its Subsidiaries to, (a) comply with all the Environmental Laws except where noncompliance would not have a reasonable likelihood of resulting in liabilities of $500,000 or more in the aggregate; (b) notify the Administrative Agent promptly in the event of any Spill upon any premises owned or occupied by any such Person where such Spill could reasonably be expected to subject such Person to liability of $500,000 or more in the aggregate; (c) keep all of the real property it owns or leases free of contamination from any substance or material identified as being toxic or hazardous pursuant to any Environmental Laws, including any asbestos, PCB, radioactive substance, methane, volatile hydrocarbons, industrial solvents or any other material or substance which was in the past or which is reasonably likely in the future to cause or constitute a health, safety or environmental hazard to any Person or property except where failure to do so would not have a reasonable likelihood of resulting in liabilities of $500,000 or more in the aggregate; and (d) promptly forward to the Administrative Agent a copy of any order, notice, permit, application or any other communication or report in connection with any such Spill or hazardous substance or any other matter relating to the Environmental Laws as they may affect such premises where the potential liability resulting from such Spill, hazardous substance or other matter could reasonably be expected to be $100,000 or more in the aggregate.

    6.16. MAINTENANCE OF LICENSES AND PERMITS. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, all material rights, permits, licenses (including, without limitation, any and all material licenses issued by, at the direction of or in connection with any order issued by the Federal Communications Commission), approvals and privileges necessary for the proper conduct of its and each of such Subsidiaries', business and to continue to engage in the same type of business or related businesses.

    6.17. AUDITOR'S LETTER. The Borrower shall deliver to the Administrative Agent, from time to time upon any change in the Borrower's regular independent public accountants, a letter from such new independent public accountant identical in substance to the Auditor's letter delivered to the Administrative Agent pursuant to Section 3.1.

    6.18. FISCAL YEAR. The Borrower shall maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

                                     ARTICLE VII

                                  NEGATIVE COVENANTS

    As long as any of the Obligations or Commitment remain outstanding, without the written consent of the Majority Lenders:

    7.1. LIENS, ETC. The Borrower shall not create or suffer to exist, and shall not permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its or such Subsidiary's properties, whether now owned or hereafter acquired or become a party to, or permit any of its Subsidiaries to become a party to, any Contractual Obligation the performance of which, either conditionally or upon the happening of an event, will result in the creation of such Lien, except:

            (a) Liens created pursuant to the Loan Documents or the Related Documents;

            (b) Purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property, and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); provided, however, that the aggregate principal amount of the Indebtedness secured by the Liens referred to in this clause (b) shall not exceed $2,000,000 at any time outstanding;

            (c) Any Lien securing the renewal, extension or refunding of any Indebtedness or other obligation secured by any Lien permitted by subsections (b), (i) or (j) of this Section 7.1 without any increase in the amount secured thereby or in the assets subject to such Liens;

            (d) Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by the Borrower to any of its Subsidiaries in the ordinary course of business which secure its obligations to such Person; PROVIDED, HOWEVER, that (i) the Borrower or such Subsidiary is not in default with respect to such payment obligation to such Person or is in good faith and by appropriate proceedings diligently contesting such obligation and (ii) the failure to pay such obligation would not have a Material Adverse Effect;

            (e) Liens securing taxes, assessments or governmental charges or levies; PROVIDED, HOWEVER, that (i) neither the Borrower nor any of its Subsidiaries is in default in respect of any payment obligation with respect thereto unless the Borrower or such Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate reserves therefor have been established on the books of the

    Borrower or such Subsidiary in accordance with GAAP and (ii) the failure to pay such obligation would not have a Material Adverse Effect;

            (f) Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, old-age pensions and other social security benefits;

            (g) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; PROVIDED, HOWEVER, that all such Liens would not in the aggregate have a Material Adverse Effect;

            (h) Zoning restrictions, easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of the Borrower or any of its Subsidiaries or impair the use of such property for the purposes for which such property is held by the Borrower or any such Subsidiary;

            (i)    Liens in favor of landlords securing leases permitted by
    Section 7.3;

            (j) Liens existing on the date of this Agreement and disclosed on Schedule 7.1; or

            (k) Liens on assets of Excluded Subsidiaries securing Indebtedness permitted by Section 7.2(k).

    7.2. INDEBTEDNESS. The Borrower shall not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Indebtedness except:

            (a)    the Obligations;

            (b) current liabilities in respect of taxes, assessments and governmental charges or levies incurred, or claims for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, in the ordinary course of business consistent with the past practice of the Borrower and its Subsidiaries, and other liabilities for taxes, charges and other impositions where the failure to make timely payment will not, individually or in the aggregate, have a Material Adverse Effect;

            (c) Indebtedness owing to the Borrower or any wholly owned Subsidiary of the Borrower by the Borrower or any wholly owned Subsidiary of the Borrower (other than an Excluded Subsidiary), which Indebtedness (other than Indebtedness owing to a Foreign

    Subsidiary (as defined in the Pledge Agreement)) is evidenced by a note which is pledged to the Collateral Agent under the Pledge Agreement;

            (d) Indebtedness of the Borrower to the Parent which is subordinated to the Obligations pursuant to a subordination agreement reasonably satisfactory in form and substance to the Majority Lenders and which Indebtedness is evidenced by a note which is pledged to the Collateral Agent under the Pledge Agreement; PROVIDED, HOWEVER, that
    (i) any rate of interest applicable to such Indebtedness is not greater than the rate applicable from time to time hereunder and (ii) at the time of any repayment of, or payment of interest on, such Indebtedness, after giving effect thereto, no Default or Event of Default shall occur and be continuing;

            (e) Indebtedness of the Borrower which is expressly subordinated to the Obligations and the terms and conditions of which are reasonably satisfactory to the Majority Lenders;

            (f) Indebtedness arising under any appeal bond or performance bond reimbursement obligation entered into consistent with the past practice of the Borrower;

            (g) Indebtedness secured by Liens permitted by Section 7.1(b) and any renewal, extension or refunding thereof permitted by
    Section 7.1(c);

            (h) Indebtedness in respect of Contingent Obligations to the extent such Contingent Obligations are permitted under Section 7.13;

            (i)    Indebtedness set forth on Schedule 4.23;

            (j)    Capitalized Lease Obligations to the extent permitted under
    Section 7.3;

            (k)    (i) Indebtedness of Excluded Subsidiaries set forth on
    Schedule 4.23 plus (ii) Indebtedness of Excluded Subsidiaries not to exceed, together with Contingent Obligations permitted under
    Section 7.13(f)(ii), $10,000,000 in aggregate amount at any time outstanding; and

            (l) Other Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding.

    7.3. LEASE OBLIGATIONS. (a) The Borrower shall not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction or (ii) for the rental or hire of real property of any kind under other leases or agreements to lease having an original term of one year or more, except for (A) leases existing on the Closing Date and disclosed on Schedule 4.22(b) (including any renewal, extension or amendment thereof) and (B) leases entered into by the Borrower or its Subsidiaries in the ordinary course of business in a manner and to an extent consistent with past practice; PROVIDED, HOWEVER, that the base rent per annum for all leases of the Borrower and its Subsidiaries shall not exceed $9,000,000 for any Fiscal Year; PROVIDED, FURTHER, that none of the provisions of this Section 7.3(a) shall apply to the programming agreements of the Borrower or any of its Subsidiaries.

    (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, which (i) the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) the Borrower or any of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease; PROVIDED, HOWEVER, that the Borrower and its Subsidiaries may become so liable with respect to such leases to the extent that the obligations thereunder do not exceed $100,000 at any one time.

    7.4. RESTRICTED PAYMENTS. The Borrower shall not declare or make, and shall not permit any of its Subsidiaries to declare or make, any Stock Payment except (a) dividends or distributions paid to the Borrower or any wholly owned Subsidiary of the Borrower by any wholly owned Subsidiary of the Borrower,
(b) payments by the Borrower or any of its Subsidiaries pursuant to a tax-sharing agreement satisfactory to the Administrative Agent which requires payments by the Borrower or its Subsidiaries to the extent the Parent incurs consolidated tax liability, (c) payments pursuant to Indebtedness permitted under Section 7.2(c) and (e) and (d) dividends by the Borrower to the Parent in an amount not to exceed the sum of (i) the aggregate amount of all cash contributions by the Parent to the Borrower from and after the Closing Date,
(ii) amounts required by the Parent to make required payments under the Senior Subordinated Notes and the Acquisition Indebtedness, PROVIDED, that such amounts are reflected on the schedule described in Section 6.11(a)(iii) or (b)(iii) accompanying the next set of financial statements delivered by the Borrower pursuant thereto, and (iii) $7,500,000, or, from and after such time as the Total Debt to EBITD Ratio is less than 4.50 to 1.0, $45,000,000, or, from and after such time as the Total Debt to EBITD Ratio is less than 4.0 to 1.0, $55,000,000, or, from and after such time as the Total Debt to EBITD Ratio is less than 3.50 to 1.0, $65,000,000; PROVIDED, HOWEVER, that no dividend described in this clause (d) shall be declared or paid if, at the time of such declaration or payment, or after giving effect to such declaration or payment, a Default or Event of Default shall have occurred and be continuing.

    7.5. MERGERS, SALE OF ASSETS, ETC. (a) Except as otherwise specifically provided herein, the Borrower shall not, and shall not permit any of its Subsidiaries to, (i) merge with any Person (except for (A) mergers by Subsidiaries of the Borrower with the Borrower or other Subsidiaries (other than Excluded Subsidiaries) of the Borrower and (B) mergers by Excluded Subsidiaries with other Excluded Subsidiaries), (ii) consolidate with any Person,
(iii) except in connection with Permitted Investments, enter into any joint venture or partnership with any Person or (iv) sell, lease, transfer or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of its assets.

    (b) The Borrower shall not (i) issue or transfer, or permit any of its Subsidiaries to issue or transfer, any Stock, other than any such issuance or transfer (A) by the Borrower to Parent, (B) by an indirect wholly owned Subsidiary of the Borrower to another wholly owned Subsidiary of the Borrower or
(C) by a wholly owned Subsidiary of the Borrower to the Borrower or (ii) sell, convey, transfer, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, convey, transfer, lease or otherwise dispose of, any Stock of any of the Borrower's Subsidiaries unless, in any such case, (A) all of the Stock of such Subsidiary owned by the Borrower and its Subsidiaries is transferred and (B) such issuance, sale, conveyance, transfer, lease or disposition would be permitted by subsection (c) of this Section 7.5.

    (c) Except as set forth on Schedule 7.5(c), the Borrower shall not sell, convey, transfer, lease or otherwise dispose of any of its assets or any interest therein to any Person or permit any of its Subsidiaries to sell, convey, transfer, lease or dispose of any of its assets or any interest therein to any Person, or permit or suffer any other Person to acquire any interest in any of the assets of the Borrower or any such Subsidiary, except (i) the sale or disposition of inventory in the ordinary course of business or of assets which have become obsolete or unnecessary in light of current business requirements, or used equipment or leased motor vehicles, (ii) leases of personal property by the Borrower or any wholly owned Subsidiary of the Borrower to the Borrower or to any wholly owned Subsidiary of the Borrower, (iii) exchanges of assets for assets with a Fair Market Value at least equal to the Fair Market Value of the assets being exchanged, (iv) transfers of assets by wholly owned Subsidiaries of the Borrower to other wholly-owned Subsidiaries (other than Excluded Subsidiaries) of the Borrower, and (v) transfers of assets by Excluded Subsidiaries to other Excluded Subsidiaries.

    (d) Upon any sale or other disposition by the Borrower or any of its Subsidiaries of any assets that are pledged to the Collateral Agent under the Pledge Agreement, which sale or disposition is permitted under the terms of this Agreement, such assets shall no longer be Collateral under the Pledge Agreement.

    7.6. INVESTMENTS IN OTHER PERSONS. The Borrower shall not, directly or indirectly, make, or permit any of its Subsidiaries to make, any loan or advance to any Person (other than loans to employees in the ordinary course of business) or purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any Stock, other equity interest, obligations or other securities of, or make, or permit any of its Subsidiaries to make, any capital contribution to, or otherwise invest in, any Person (any such transaction being an "Investment"), except:

            (a) Investments (including Acquisitions) expressly permitted or required hereunder;

            (b) Investments in Subsidiaries of the Borrower which have executed a Subsidiary Guaranty and all of the outstanding Stock of which is pledged to the Collateral Agent pursuant to the Pledge Agreement; PROVIDED, HOWEVER, the aggregate amount of Investments in Excluded Subsidiaries shall not exceed $5,000,000 at any time;

            (c)    Investments set forth on Schedule 7.6;

            (d) Investments in (i) Stock of any Person which, when combined with other Investments by the Borrower and its Subsidiaries in such Person, consist of less than the majority of the Stock of such Person,
    (ii) Indebtedness of any Person not an Affiliate of the Borrower and (iii) assets of any Person where such assets are to be used in the in-store marketing, direct marketing, point-of-purchase or broadcast business, or related businesses, including, without limitation, assets related to new products to be sold or marketed by Actmedia; PROVIDED, HOWEVER, that the Investments described in this paragraph (d) shall be subject to the following limitations: (A) the aggregate amount of such Investments shall not exceed $5,000,000 at any time; (B) no such Investment shall be permitted if, prior to or after giving effect to such Investment, a Default or Event of Default shall occur and be continuing; and (C) any such Investment which consists of general partnership interests shall only be made through a Subsidiary of the Borrower which owns no assets other than such general partnership interests;

            (e)    Investments in Cash Equivalents; and

            (f) Investments consisting of the purchase by the Borrower of Senior Subordinated Notes; PROVIDED, HOWEVER, that in no event shall the aggregate amount of such Investments exceed at any time, together with the aggregate Acquisition Consideration paid under Section 7.17 hereof during the term hereof, the dollar limitation in effect at such time under
    Section 7.17 hereof, and that the Borrower shall not purchase any Senior Subordinated Notes for amounts in excess of 110% of the face value thereof.

    7.7. MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. Except as expressly permitted in Section 7.5, the Borrower shall not sell or otherwise dispose of any shares of Stock of any Subsidiary (other than stock of Excluded Subsidiaries) or permit any Subsidiary (other than Excluded Subsidiaries) to issue, sell or otherwise dispose of any shares of its Stock or the Stock of any other Subsidiary (other than stock of Excluded Subsidiaries), except to the Borrower and then only if pledged to the Collateral Agent pursuant to the Pledge Agreement.

    7.8. CHANGE IN NATURE OF BUSINESS. The Borrower shall not, directly or indirectly, make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof other than as expressly permitted herein.

    7.9. COMPLIANCE WITH ERISA. The Borrower shall not, directly or indirectly, and shall not permit its Subsidiaries or any ERISA Affiliate to directly or indirectly, by reason of an amendment or amendments to, or the adoption of, one or more Title IV Plans, permit the present value of all benefit liabilities, as defined in Title IV of ERISA (using the actuarial assumptions utilized by the PBGC upon termination of a plan), to materially (in the opinion of the Majority Lenders) exceed the fair market value of assets allocable to such benefits, all determined as of the most recent valuation date for each such Title IV Plan. Neither the Borrower nor any of its Subsidiaries shall establish or become obligated to any new, or modify any existing, Welfare Benefit Plan either not funded totally by insurance or which provides retiree benefits so as to increase its obligations thereunder, except in the ordinary course of business consistent with past practice or in connection with the retention of employees of a Person acquired by the Borrower or any of its Subsidiaries, which could result in any material (in the opinion of the Majority Lenders) liability, net of applicable insurance or assets, to the Borrower or any ERISA Affiliate. Neither the Borrower nor any of its Subsidiaries shall establish or become obligated to any new unfunded Pension Plan, or modify any existing unfunded Pension Plan, which would result in an increase in the present value of future liabilities under all such plans of more than $1,000,000.

    7.10. MODIFICATION OF RELATED DOCUMENTS. The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) amend, supplement or otherwise modify any provision of any Related Document or any Pledged Note, or take or fail to take any action thereunder, which would directly or indirectly have a Material Adverse Effect; or (b) amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of the Senior Notes or the Indenture relating to the payment or prepayment of principal of, or premium or interest on, any Senior Note or where such amendment, modification, change or consent would have a reasonable likelihood of having a Material Adverse Effect.

    7.11. MODIFICATION OF MATERIAL AGREEMENTS. Except as otherwise permitted in Section 7.10, the Borrower shall not, and shall not permit any of its Subsidiaries to, alter, amend, modify, rescind, terminate or waive any of their respective rights under, or permit any breach or event of default to exist under, any material Contractual Obligations of the Borrower or any of its Subsidiaries; PROVIDED, HOWEVER, that, with respect to any Contractual Obligations other than the Loan Documents, the Senior Notes and the Indenture, the Borrower and its Subsidiaries may do so if the consequences thereof have no reasonable likelihood of having a Material Adverse Effect; and PROVIDED, FURTHER, that in the event of any breach or event of default by a Person other than the Borrower or any of its Subsidiaries, the Borrower shall, if such breach or event could have a reasonable likelihood of having a Material Adverse Effect, promptly notify the Administrative Agent of any such breach or event of default and take all such action as may be reasonably necessary in order to endeavor to cause such breach or event of default to be cured.

    7.12. ACCOUNTING CHANGES. The Borrower shall not make, and shall not permit any of its Subsidiaries to make, any significant change in accounting treatment and reporting practices except as permitted in conformity with GAAP or law and disclosed to the Lenders and the Administrative Agent.

    7.13. CONTINGENT OBLIGATIONS. The Borrower shall not, and shall not permit any of its Subsidiaries to, incur, assume, endorse, be or become liable for, or guarantee, directly or indirectly, or permit or suffer to exist, any Contingent Obligation, except for:

            (a)    Contingent Obligations expressly permitted hereunder;

            (b) endorsements for collection or deposit in the ordinary course of business;

            (c) guarantees by the Borrower of Indebtedness of any of its Subsidiaries, to the extent such underlying Indebtedness is permitted hereunder;

            (d) guarantees by Subsidiaries of the Borrower of Indebtedness of the Borrower or other Subsidiaries of the Borrower, to the extent such underlying Indebtedness is permitted hereunder;

            (e)    Contingent Obligations listed on Schedule 7.13;

            (f) (i) Contingent Obligations of Excluded Subsidiaries set forth on Schedule 7.13 plus (ii) Contingent Obligations of Excluded Subsidiaries not to exceed, together with additional Indebtedness permitted under Section 7.2(k)(ii), $10,000,000 in aggregate amount at any time outstanding.

    7.14. TRANSACTIONS WITH AFFILIATES. The Borrower shall not do, and shall not permit any of its Subsidiaries to do, except as otherwise expressly permitted herein, any of the following: (a) make any Investment in any of its Affiliates which is not a wholly owned Subsidiary of the Borrower; (b) transfer, sell, lease, assign or otherwise dispose of any assets to any such Affiliate;
(c) merge into or consolidate with or purchase or acquire assets from any Affiliates, other than a wholly owned Subsidiary of the Borrower; or (d) except as set forth on Schedule 7.14, enter into any other transaction directly or indirectly with or for the benefit of any such Affiliate (including, without limitation, guaranties and assumptions of obligations of any such Affiliate), except for transactions in the ordinary course of business on a basis no less favorable to the Borrower or such Subsidiary as would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

    7.15. ADVERSE TRANSACTIONS. The Borrower shall not enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction the performance of which in the future would be inconsistent with or could require the breach of any covenant contained herein or give rise to a Default or Event of Default.

    7.16. CANCELLATION OF INDEBTEDNESS OWED TO IT. Except as otherwise permitted by the Pledge Agreement, the Borrower shall not, and shall not permit any of its Subsidiaries to, cancel any material claim or Indebtedness owed to it or any such Subsidiary, except (a) for adequate consideration and in the ordinary course of business, (b) trade receivables in the ordinary course of business or (c) intercompany Indebtedness not pledged to the Collateral Agent for the ratable benefit of the Secured Parties.

    7.17. ACQUISITIONS. Except as otherwise specifically permitted hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, make in one or more transactions, any Acquisition, PROVIDED, HOWEVER, that Acquisitions shall be allowed subject to the following limitations: (A) the aggregate Acquisition Consideration for all Acquisitions after the Closing Date, together with Investments permitted under Section 7.6(f) hereof, shall not exceed the sum of the amount of any proceeds received from the sale or other disposition of any Permitted Investment plus, from and after such time as the Total Debt to EBITD Ratio is less than 4.5 to 1.0, $50,000,000, or, from and after such time as the Total Debt to EBITD Ratio is less than 4.0 to 1.0, $75,000,000, or, from and after such time as the Total Debt to EBITD Ratio is less than 3.5 to 1.0, $100,000,000; (B) the Borrower shall, promptly upon committing to make any Acquisition for which the Acquisition Consideration therefor exceeds $5,000,000, at least five Business Days prior to making such Acquisition, give the Administrative Agent notice of such Acquisition, including all relevant details regarding such Acquisition; (C) no such Acquisition shall be permitted if, prior to or after giving effect to such Acquisition, a Default or Event of Default shall occur and be continuing; (D) any such Acquisition which consists of general partnership interests shall only be made through a Subsidiary of the Borrower which owns no assets other than such general partnership interests; and (E) unless such Subsidiary is an Excluded Subsidiary, all of the outstanding Stock of such Subsidiary is directly or indirectly owned by the Borrower and pledged to the Collateral Agent pursuant to the Pledge Agreement and such Subsidiary executes a Subsidiary Guaranty.

    7.18. CAPITAL STRUCTURE. The Borrower shall not make, and shall not permit any of its Subsidiaries to make, any change in its capital structure (including, without limitation, in the terms of its outstanding Stock) except as expressly permitted herein, amend its certificate of incorporation or by-laws (except where such amendment could not reasonably be expected to materially adversely affect repayment of the Obligations and the Administrative Agent receives 10 days' prior written notice of such amendment), or make, or permit any of its Subsidiaries to make, any change in any of its business objectives, purposes or operations which might in any way materially and adversely affect the repayment of the Obligations.

    7.19. NO SPECULATIVE TRANSACTIONS. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any transactions involving commodity options or futures contracts, except for the sole purpose of hedging in the normal course of business and consistent with industry practices, or engage in any speculative transaction, except as required by Section 6.15.

    7.20. INTERNAL REVENUE CODE SECTION 338. The Borrower shall not make any election under Section 338 of the Code other than a protective carryover election pursuant to the Treasury Regulations issued under such Section.

    7.21. MARGIN REGULATIONS. The Borrower shall not use the proceeds of any Loans to purchase or carry any Margin Stock in violation of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.


                                     ARTICLE VIII

                                  EVENTS OF DEFAULT

    8.1. EVENTS OF DEFAULT. If any of the following events ("Events of Default") shall occur and be continuing:

            (a) The Borrower shall fail to pay (i) any principal (including mandatory prepayments of principal) of any Loan when the same becomes due and payable or (ii) any interest on any Loan or any fee, any other amount due hereunder or under the other Loan Documents or any other Obligations one Business Day after the same becomes due and payable; or

            (b) Any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

            (c) Any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Articles V, VI (other than Section 6.4, 6.7, 6.8 or 6.9) or VII, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for five days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent, the Documentation Agent or any Lender; or

            (d) (i) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Senior Subordinated Note, any Senior Note or any other Indebtedness in an aggregate amount of $1,500,000 or more of such Loan Party or Subsidiary (excluding the Obligations), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or
    (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness in an aggregate amount of $1,500,000 or more, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness and, if the Indebtedness is Indebtedness of the Parent, the Parent shall have received notice that such event has occurred or condition exists; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

            (e) Any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

            (f) Any judgment or order for the payment of money in excess of $2,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (g) (i) With respect to any Plan, a prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA shall occur which in the aggregate would reasonably result in direct or indirect liability to the Borrower or any of its Subsidiaries in excess of $1,000,000 under Section 409 or 502 of ERISA or Section 4975 of the Code,
    (ii) with respect to any Title IV Plan, the filing of a notice to voluntarily terminate any such plan in a distress termination, (iii) with respect to any Multiemployer Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur any Withdrawal Liability in the aggregate in excess of $1,000,000, (iv) with respect to any Qualified Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur an accumulated funding deficiency in the aggregate in excess of $900,000 or request a funding waiver from the IRS in the aggregate in excess of $900,000, or (v) with respect to any Title IV Plan or Multiemployer Plan which has an ERISA Event not described in clauses (i) through (iv) hereof, in the reasonable determination of the Administrative Agent there is a reasonable likelihood for termination of any such plan by the PBGC; PROVIDED, HOWEVER, that the events described in clause (v) hereof shall constitute Events of Default only if the maximum amount of liability the Borrower, any of its Subsidiaries or any ERISA Affiliate could incur in the aggregate exceeds $1,000,000; or

            (h) For the period during which the Parent and any of its Subsidiaries, other than the Borrower or any of its Subsidiaries, are treated as a single employer with the Borrower under Section 414(b), (c),
    (m) or (o) of the Code or, at any time after such period when the occurrence of any of the following events could subject the Borrower to joint and several liability with the Parent and any of its Subsidiaries with respect to any HMC Affiliate Plan: (i) the failure to make a required contribution by the due date under Section 302 of ERISA which would result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA; (ii) the incurring of any withdrawal liability in the aggregate in excess of $1,000,000 as a result of a complete or partial withdrawal within the meaning of Section 4203 or 4205 of ERISA if such withdrawal liability is not satisfied when due and payable; (iii) notification to the PBGC of an intent to terminate in a distress termination, or the PBGC shall institute proceedings to terminate, a HMC Affiliate Plan; or (iv) a Reportable Event shall occur and as a result thereof there are reasonable grounds for the termination of a HMC Affiliate Plan by the PBGC; PROVIDED, HOWEVER, that the events listed in subsections (i) through (iv) shall constitute Events of Default only if the same could (in the opinion of the Majority Lenders) have a Material Adverse Effect, materially impair the ability of the Borrower to perform the Obligations or materially and adversely affect the rights of the Administrative Agent, the Documentation Agent or the Lenders under the Loan Documents; PROVIDED FURTHER, HOWEVER, that no such event shall constitute an Event of Default if the Parent or one or more of its Subsidiaries (A) in good faith and by appropriate proceedings is diligently contesting the same and (B) provides additional security adequate (in the opinion of the Majority Lenders) to secure any loss therefrom; or

            (i) Any material provision of any Collateral Document or any Guaranty after delivery thereof to the Administrative Agent shall for any reason cease to be valid and binding on any Loan Party thereto, or any such Loan Party shall so state in writing; or

            (j) Except as otherwise permitted hereby or by the terms of any Collateral Document, any Collateral Document after delivery thereof pursuant to Section 3.1 shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby, or such Lien shall cease to be a perfected and first priority Lien; or

            (k) There shall occur any default or event which, but for the requirement that notice be given or time elapse or both, would be a default under the Indenture; or

            (l) The Parent shall fail to own of record and beneficially all of the outstanding Stock of the Borrower free and clear of all Liens except the Lien granted under the Pledge Agreement, or there shall occur any Change of Control; or

            (m) There shall occur after December 31, 1995, any material adverse change in the condition (financial or otherwise), performance, property or prospects of the Parent, the Borrower and the Borrower's Subsidiaries taken as a single enterprise;

then, and in any such event, the Documentation Agent (i) shall at the request, or may with the consent, of the Majority Lenders, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Notes, the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Notes, the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; PROVIDED, HOWEVER, that upon the occurrence of the Event of Default specified in subparagraph (e) above, (A) the obligation of each Lender to make Loans shall automatically be terminated and
(B) the Notes, the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Documentation Agent and the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof, including, without limitation, the delivery of a Notice of Acceleration under the Pledge Agreement, or any other remedies provided by applicable law.


                                      ARTICLE IX

                  THE ADMINISTRATIVE AGENT; THE DOCUMENTATION AGENT;
                                 THE COLLATERAL AGENT

    9.1. AUTHORIZATION AND ACTION. (a) Each Lender hereby appoints and authorizes the Administrative Agent, the Documentation Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent, the Documentation Agent or the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender hereby authorizes the Administrative Agent, the Documentation Agent and the Collateral Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which each such Person is a party, and to exercise all rights, powers and remedies that each such Person may have under such Loan Documents.

    (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), neither the Administrative Agent, the Documentation Agent nor the Collateral Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders (or as otherwise provided in the Loan Documents), and such instructions shall be binding upon all holders of Notes; PROVIDED, HOWEVER, that neither the Administrative Agent, the Documentation Agent nor the Collateral Agent shall be required to take any action which it in good faith believes exposes it to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

    9.2. ADMINISTRATIVE AGENT'S RELIANCE, ETC. None of the Administrative Agent, the Documentation Agent, the Collateral Agent or any of their respective Affiliates, directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent, the Documentation Agent and the Collateral Agent (a) may treat the payee of any Note as the holder thereof until such Notes has been assigned in accordance with Section 10.6 signed by such assigning Lender; (b) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents;
(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or any other Loan Party or to inspect the property (including the books and records) of the Borrower or any other Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

    9.3.    AGENTS AND AFFILIATES.  With respect to its Commitment and the
Loans made by it and each Note issued to it, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent, the Documentation Agent or the Collateral Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include each Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any other Loan Party or any of their respective Subsidiaries and any Person who may do business with or own securities of the Borrower or any other Loan Party or any of their respective Subsidiaries, all as if such Agent was not the Administrative Agent, the Documentation Agent or the Collateral Agent and without any duty to account therefor to the Lenders.

    9.4. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Documentation Agent or any other Lender and based on the financial statements referred to in Article IV and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Documentation Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Each Lender also acknowledges that its decision to fund the initial Loans shall constitute evidence to the Agents that such Lender has deemed all of the conditions set forth in Section 3.2 to have been satisfied.

    9.5. INDEMNIFICATION. The Lenders agree to indemnify each Agent and their respective Affiliates, directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower or other Loan Parties), ratably according to the respective principal amount of the Notes then held by each of them (or if no Notes are at the time outstanding, ratably according to the respective amounts of the aggregate of their Commitment), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by it under this Agreement or the other Loan Documents; PROVIDED, HOWEVER, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Administrative Agent, the Documentation Agent or the Collateral Agent. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, the Documentation Agent and the Collateral Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and disbursements of legal counsel) incurred by the Administrative Agent, the Documentation Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that such Person is not reimbursed for such expenses by the Borrower or another Loan Party.

    9.6. SUCCESSOR AGENTS. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, which shall be a Lender or a commercial bank organized or chartered under the laws of the United States of America or any State thereof having combined capital and surplus of at least $250,000,000. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or a commercial bank organized under the laws of the United States of America or any State thereof having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                                      ARTICLE X

                                    MISCELLANEOUS

    10.1. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders do any of the following: (a) waive any of the conditions specified in Article III except as otherwise provided therein;
(b) increase the Commitment of the Lenders or subject the Lenders to any additional obligations; (c) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder; (d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder; (e) change the percentage of the Commitment or the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder;
(f) other than releases of Guaranties or Collateral otherwise permitted hereby or by the other Loan Documents, release or impair any of the Guaranties or any of the Collateral having a Fair Market Value of $500,000 or more except as shall otherwise be provided in the Collateral Documents; or (g) amend this
Section 10.1; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Documentation Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, the Documentation Agent or the Collateral Agent under this Agreement or the other Loan Documents.

    10.2. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand, if to the Borrower, at its address at 13355 Noel Road, Dallas, Texas 75240, Attention: Douglas Woodrum, Executive Vice President; if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to the Documentation Agent, at its address at 901 Main Street, 64th Floor, Dallas, Texas 75202, Attention: Douglas Stuart, Senior Vice President, and if to the Administrative Agent, at its address at 399 Park Avenue, New York, New York 10043, Attention: Heritage Media Account Officer; or, as to the Borrower, the Administrative Agent or the Documentation Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company or delivered by hand to the addressee or its agent, respectively, except that notices and communications to the Administrative Agent or the Documentation Agent, as the case may be, pursuant to Article II or IX shall not be effective until received by the Administrative Agent.

    10.3. NO WAIVER; REMEDIES. No failure on the part of any Lender, the Administrative Agent or the Documentation Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    10.4. COSTS; EXPENSES; INDEMNITIES. (a) The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Documentation Agent and the Collateral Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel, accountants, appraiser, consultants or industry experts retained by the Administrative Agent, the Documentation Agent or the Collateral Agent with respect thereto and of counsel to the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement and the other Loan Documents, and (ii) all costs and expenses of the Administrative Agent, the Documentation Agent, the Collateral Agent and each Lender (including, without limitation, reasonable fees and expenses of counsel, accountants, appraisers, consultants or industry experts retained by the Administrative Agent, the Documentation Agent, the Collateral Agent or any Lender) in connection with the restructuring of, enforcement (whether through negotiations, legal proceedings or otherwise) of or protection of rights under this Agreement, the other Loan Documents and the other documents to be delivered hereunder or thereunder.

    (b) The Borrower agrees, to defend, protect, indemnify and hold harmless the Administrative Agent, the Documentation Agent, the Collateral Agent and each Lender and their respective Affiliates (other than, with respect to Citibank, Citicorp Securities Markets, Inc.), and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in
Article III) (each of the foregoing being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, reasonable fees and disbursements of counsel to any such Indemnitee) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect or consequential and whether resulting in whole or in part from the negligence of any Indemnitee or based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document or any Related Document or any act, event or transaction related or attendant to any thereof, including, without limitation, (i) all liabilities and costs arising from the violation of any Environmental Laws arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Spill on, upon or into such property or any contiguous real estate, (ii) the making of any assignments of or participations in the Loans and the management of such Loans or (iii) the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); PROVIDED, HOWEVER, that the Borrower shall not have any obligation under this Section 10.4(b) to an Indemnitee with respect to Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final nonappealable judgment or order.

    (c) If any Lender receives any payment of principal of, or is subject to a conversion of, any Eurodollar Rate Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by the Borrower or acceleration of the maturity of the Notes pursuant to
Section 8.1 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including loss of anticipated net profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

    10.5. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations irrespective of whether or not such Lender shall have made any demand under this Agreement or any Note and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.5 are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

    10.6. ASSIGNMENTS AND PARTICIPATIONS. (a) Each Lender may, upon notice to each Agent, sell, transfer, negotiate or assign to one or more other Lenders or other Persons (other than the Borrower or any of its Subsidiaries or Affiliates) all or a portion of its Commitment, the Loans owing to it and the Notes held by it and a commensurate portion of its rights and obligations with respect thereto hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) each such sale, transfer, negotiation or assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under and in respect of its Commitment, and (ii) the aggregate amount of the Commitment and Loans being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of
(x) such Lender's Total Commitment or (y) $5,000,000 (except as between Lenders, in which case no minimum shall apply) or an integral multiple of $1,000,000 in excess thereof. The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with the Notes (or an affidavit of loss and indemnity with respect to such Notes satisfactory to the Administrative Agent and the Borrower) subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (A) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender and
(B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except to the extent such rights otherwise survive payment in full of principal and interest hereunder) and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto). The Administrative Agent shall give the Borrower prompt notice of any assignment hereunder.

    (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document or of any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement together with copies of the financial statements referred to in Section 4.5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent and the Documentation Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent and the Documentation Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

    (c) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent, the Documentation Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent, the Documentation Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance is consented to by the Administrative Agent, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for such surrendered Notes, new Notes to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitment hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit E.

    (e)     In addition to the other assignment rights provided in this
Section 10.6, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including, without limitation, rights to payments of principal or interest on the Notes) to any Federal Reserve Bank without notice to or consent of the Borrower or the Administrative Agent; PROVIDED, HOWEVER, that no such assignment shall release the assigning Lender from any of its obligations hereunder. The terms and conditions of any such assignment and the documentation evidencing such assignment shall be in form and substance satisfactory to the assigning Lender and the assignee Federal Reserve Bank.

    (f) Each Lender may sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Notes held by it). The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including, without limitation, the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or
(ii) result in the release of any of the Guaranties or all or substantially all of the Collateral other than in accordance with this Agreement or the Collateral Documents. In the event of the sale of any participation by any Lender,
(i) such Lender's obligations under the Loan Documents (including, without limitation, its Commitment to the Borrower) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of such Notes and Obligations for all purposes of this Agreement and (ii) the Borrower, the Administrative Agent, the Documentation Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

    10.7. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Documentation Agent and when each such Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Documentation Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

    10.8. GOVERNING LAW; SEVERABILITY. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF TEXAS. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

    10.9. SUBMISSION TO JURISDICTION; JURY TRIAL. (A) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES

OR ANY DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

    (B) THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS PROVIDED HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

    (C)     NOTHING CONTAINED IN THIS SECTION 10.9 SHALL AFFECT THE RIGHT OF
THE ADMINISTRATIVE AGENT, THE DOCUMENTATION AGENT OR ANY LENDER OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

    (D) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

    10.10. SECTION TITLES. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

    10.11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    10.12. ENTIRE AGREEMENT. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter hereof. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    10.13. RATE PROVISION. It is not the intention of any party to any Loan Document to make an agreement violative of the laws of any applicable jurisdiction relating to usury. In no event shall the Borrower or any other Loan Party be obligated to pay any amount in excess of the maximum amount of interest permitted under applicable law. If from any circumstance the Administrative Agent or any Lender shall ever receive anything of value deemed excess interest under applicable law, an amount equal to such excess shall be applied to the reduction of the principal amount of outstanding Loans, and any remainder shall be promptly refunded to the payor. In determining whether or not interest paid or payable with respect to the Obligations, under any specified contingency, exceeds the highest lawful rate, the Borrower and the Lenders shall, to the maximum extent permitted by applicable law,
(a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof,
(c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such Obligations so that the actual rate of interest on account of such Obligations does not exceed the maximum amount permitted by applicable law and/or (d) allocate interest between portions of such Obligations, to the end that no such portion shall bear interest at a rate greater than that permitted by applicable law.

    10.14. CONFIDENTIALITY. Each Lender, the Administrative Agent and the Documentation Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's, the Administrative Agent's or the Documentation Agent's, as the case may be, customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and other transactions with the Borrower and its Affiliates and not disclose any of such information other than (i) to such Lender's, the Administrative Agent's or the Documentation Agent's, as the case may be, employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to such Lender, the Administrative Agent or the Documentation Agent, as the case may be, on a nonconfidential basis from a source other than the Borrower, (iii) to the extent disclosure is required by law, regulation or judicial order (which requirement or order shall be promptly notified to the Borrower to the extent such notification is legally permissible) or requested or required by bank regulators or auditors, or (iv) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this sentence.


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                                         -77-

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                  HERITAGE MEDIA SERVICES, INC.



                                  By:  /s/ Eric Van den Branden
                                       ---------------------------------------
                                       Eric Van den Branden
                                       Vice President


                                  CITIBANK, N.A., as Administrative Agent



                                  By:  /s/ Carolyn A. Kee
                                       ---------------------------------------
                                       Carolyn A. Kee
                                       Attorney-in-Fact


                                  NATIONSBANK OF TEXAS, N.A.,
                                  as Documentation Agent



                                  By:  /s/ Douglas S. Stuart
                                       ---------------------------------------
                                       Douglas S. Stuart
                                       Senior Vice President


                                  LENDERS

                                  CITICORP USA., Inc.



                                  By:  /s/ Eric Huttner
                                       ---------------------------------------
                                       Eric Huttner
                                       Attorney-in-Fact

                                  NATIONSBANK OF TEXAS, N.A.



                                  By:  /s/ Douglas S. Stuart
                                       ---------------------------------------
                                       Douglas S. Stuart
                                       Senior Vice President


                                  BANK OF MONTREAL, CHICAGO BRANCH



                                  By:  /s/ Rene Encarnacion
                                       ---------------------------------------
                                       Name: Rene Encarnacion
                                             ---------------------------------
                                       Title: Director
                                             ---------------------------------

                                  FLEET BANK, N.A.



                                  By:  /s/ Leonard Maddox
                                       ---------------------------------------
                                       Leonard Maddox
                                       Senior Vice President

                                      SCHEDULE I


NATIONSBANK OF TEXAS, N.A.
901 Main Street, 64th Floor
Dallas, Texas 75202


CITIBANK, N.A.
399 Park Avenue
New York, New York 10043


BANK OF MONTREAL
430 Park Avenue
New York, New York 10022


FLEET BANK, N.A.
175 Water Street
New York, New York 10038

                                     SCHEDULE II



            Lender                                      Commitment
            ------                                      ----------
    NationsBank of Texas, N.A.                        $17,500,000.00

    Citibank, N.A.                                    $17,500,000.00

    Bank of Montreal                                  $ 5,000,000.00

    Fleet Bank, N.A.                                  $10,000,000.00